As filed with the Securities and Exchange Commission on January 22, 2004

Registration Statement No. 333-89718

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE EFFECTIVE AMENDMENT NO. 3

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(Name of Small Business Issuer in its Charter)

Delaware	541990	11-3285111
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

15200 Shady Grove Road

Suite 350

Rockville, MD 20850

(301) 296-4444

(Address and telephone number of principal executive offices)

Daniel D. Richard

Chief Executive Officer

Stem Cell Preservation Technologies, Inc.

15200 Shady Grove Road

Suite 350

Rockville, MD 20850

(301) 296-4444

(Name, address and telephone number of agent for service)

Copies to:

Charles B. Pearlman, Esq.

Clint J. Gage, Esq.

Adorno & Yoss, P.A.

350 East Las Olas Boulevard, Suite 1700

Fort Lauderdale, Florida 33309

Telephone: (954) 763-1200

Facsimile No. (954) 766-7800

If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Offering Price Per Security	Offering Price	Registration Fee

Common Stock, $.0001 Par value	8,273,647(1)	$2.00(2)	$16,547,294	$1,522.35

Total Amount Due				$1,522.35(3)

(1)	Shares of common stock of the registrant being distributed to shareholders of CRYO-CELL International, Inc.
(2)	Based upon the estimated fair market value of the registrant’s common stock on May 31, 2002 solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
(3)	Registration Fee previously paid.

The registrant will amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting under Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold by the holders until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PROSPECTUS

Stem Cell Preservation Technologies, Inc.

Dividend Distribution of

8,273,647 Shares of Common Stock

This investment involves a high degree of risk. See “ Risk Factors” beginning on Page 2.

To the shareholders of CRYO-CELL INTERNATIONAL, INC. of record on August 31, 2001.

The distribution is made on the basis of three shares of Stem Cell Preservation Technologies, Inc. common stock for every 4 shares of CRYO-CELL common stock held by the CRYO-CELL shareholders on the record date.

There is currently no public market for Stem Cell common stock.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of                     , 2004.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                      2004

PROSPECTUS SUMMARY

The Company

The Company was incorporated on December 14, 1993 in the State of Delaware. We are a development stage sales and marketing company which will facilitate the collection and cryogenic preservation of adult stem cells. Cryogenic preservation is a means of preserving matter at temperatures ranging from negative 130 degrees to negative 196 degrees Celsius. While the collection, storage, and utilization of fetal and embryonic stem cells is currently the subject of significant controversy and may, in fact, not be legal in certain jurisdictions, the collection, storage, and utilization of adult stem cells, the business in which we propose to engage, is neither the subject of significant controversy, nor is its legality in question. Adult stem cells can be extracted from a person’s own blood. The ultimate value of the collection and storage services that we provide, however, is entirely dependent upon the development by unaffiliated third parties of technologies or therapies utilizing adult stem cells. In the event such technologies and/or therapies are not developed, the collection and storage services that we provide may be of little value.

We intend to offer a cost effective method for our clients to preserve their own stem cells today to position themselves to take advantage of tomorrow’s potentially life saving medical breakthroughs using adult stem cells. Currently, we are not offering collection or storage services. We believe we will be in a position to offer our planned collection and storage services to clients in approximately six months. Our mission is to educate and market to our target population the benefits of autologous (self) storage of peripheral blood derived stem cells for the future medical benefit of the donor and possibly other members of the donor’s family. Our target market is approximately 200 million individuals in the United States. At present there are no specific regulations or approvals required by or from the federal or state governments or agencies with respect to the services that we propose to offer.

Since August 2001, we have engaged in the following activities: (i) recruited a management team to be responsible for the day to day operations of the Company; (ii) relocated our Company headquarters to Rockville, Maryland, from Clearwater, Florida; (iii) filed a patent with the United States Patent and Trademark Office covering certain business processes relating to the full utilization of blood donated to blood banks; (iv) the negotiation and execution of agreements with CRYO-CELL International Inc. and other parties for the processing, testing, and primary cryogenic storage of all collected client specimens and (v) initiated the development of strategic marketing and business plans.

During the next six months, we intend to focus our efforts on and to engage in the following business activities: (i) finalize and implement our marketing and business plans; (ii) implement the processes for the collection and transportation of client stem cell samples; (iii) pursue strategic partnerships to enhance all aspects of the services we propose to offer, and (iv) hire additional employees to assist in the implementation of the services we propose to offer. In approximately six months we anticipate commencing the offering of our storage services, and within twelve months plan to focus on marketing our services and expanding the geographic areas in which our services are offered.

Our principal executive offices are located at 15200 Shady Grove Road, Suite 350, Rockville, Maryland 20850. Our telephone number is (301) 296-4444, and our fiscal year end is November 30.

When used herein, the terms “Stem Cell,” “we,” “our,” and “us” refers to Stem Cell Preservation Technologies, Inc., a Delaware corporation. The information appearing on our web sites is not part of this prospectus. Effective August 31, 2001, we effectuated a 1,350:1 forward stock split of our issued and outstanding shares of common stock. All figures give effect to this forward stock split.

The Offering

Common stock to be issued in the distribution	8,273,647 shares

Common stock outstanding before the offering	13,301,500 shares

Common stock outstanding after the offering	13,301,500 shares

SUMMARY FINANCIAL DATA

The following summary of our financial information has been derived from our financial statements that are included in this prospectus.

Statement of operations data:

	Fiscal years ended November 30		Nine months ended August 31 (Unaudited)
	2002	2001	2003	2002
Net sales	$-0-	$-0-	$-0-	$-0-
Gross profit	$-0-	$-0-	$-0-	$-0-
Loss from operations	$(784,258)	$(88,730)	$(464,089)	$(346,328)
Net loss	$(1,699,704)	$(88,730)	$(464,089)	$(1,356,328)
Earnings (loss) per share	$(0.13)	$(0.01)	$(0.03)	$(0.10)
Weighted average common shares outstanding	13,138,849	12,614,250	13,301,500	13,097,111

Balance sheet data:

	Fiscal years ended November 30		Nine months ended August 31 (Unaudited)
	2002	2001	2003	2002
Current assets	$595,458	$100,466	$82,305	$860,383
Current liabilities	$948,251	$495,486	$898,683	$1,064,895
Working capital	$(352,793)	$(395,020)	$(816,378)	$(204,512)
Total assets	$1,882,843	$426,781	$601,444	$3,317,540
Long-term liabilities	$3,000,000	$-0-	$3,000,000	$3,000,000
Shareholder’s capital equity (deficiency)	$(2,065,408)	$(68,705)	$(3,297,239)	$(747,355)

RISK FACTORS

BECAUSE WE HAVE LIMITED OPERATING HISTORY WE ARE SUBJECT TO A NUMBER OF RISKS AS WE CONTINUE TO DEVELOP OUR BUSINESS INCLUDING, BUT NOT LIMITED TO, MANAGING OUR EXPENSES, DELAYS IN IMPLEMENTING OUR PROGRAMS, AND PROBLEMS AND DIFFICULTIES IN PENETRATING OUR TARGET MARKETS. IF WE ARE UNSUCCESSFUL IN ADDRESSING THESE RISKS, OUR FUTURE RESULTS OF OPERATIONS WILL BE MATERIALLY ADVERSELY AFFECTED.

We have a limited operating history upon which an evaluation of management’s performance and our future prospects can be made. Through August 31, 2003, we have sustained losses since inception of $2,252,524 and as of August 31, 2003 had a working capital deficit of $816,378. Our ability to generate revenues is dependent upon a number of factors, including the viability of our business model. There can be no assurances whatsoever that we will be able to reduce our losses or successfully implement our business model, penetrate our target markets or attain a wide following for our offered products and services. We are subject to all the risks inherent in a start-up enterprise, including, but not limited to, managing our expenses, delays in implementing our programs, and problems and difficulties in penetrating our target markets.

As a result of these conditions, our independent certified public accountants included an explanatory paragraph in their report dated February 20, 2003 (Except portions of Notes 1,2,3,6 and 7 as to which the date is June 13, 2003 and portions of Note 7 as to which the date is is July 31, 2003 and September 17, 2003 ). Their report indicated that these conditions raised substantial doubt about our ability to continue as a going concern.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WOULD BE SEVERELY LIMITED.

Our plan of operations requires substantial capital investment. Our future capital requirements, however, depend on a number of factors, including our ability to generate revenues from our operations. Our ability to fully implement our plan of operation will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

If we raise additional capital through the issuance of debt, we will incur interest expenses. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Stem Cell held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing necessary to implement our plan of operation can be obtained on suitable terms, if at all. Our ability to develop our business would suffer if we are unable to raise the additional funds on acceptable terms which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

It is our goal to generate approximately $1,000,000 in the near future, either through earnings, financings as discussed above, or the sale of our equity in affiliated companies, either of which would permit us to continue our business operations as planned for a period of approximately 12 months.

OUR BUSINESS MODEL IS UNPROVEN

There are significant risks associated with our decision to pursue a business model for which there is no proven technology or product efficacy. Our parent company, CRYO-CELL International, Inc. (“CRYO-CELL”) considered these risks, including the need for significant funding for a new and unproven business and the negative impact it would have on CRYO-CELL’s financial statements, in determining to undertake the distribution of our common stock. We cannot guarantee you that we will ever be successful in fully implementing our plan of operations in raising sufficient capital necessary to fund our operations or to ever establish any liquidity in our common stock. In the event third parties fail in the future to develop technologies or therapies utilizing adult stem cells, the collection and storage services that we provide will be of little use, and our business will be materially adversely affected.

WE ARE DEPENDENT UPON THE DEVELOPMENT OF VIABLE TECHNOLOGIES BY THIRD PARTIES FOR THERAPIES UTILIZING ADULT STEM CELLS. IF THESE THERAPIES ARE NOT DEVELOPED, OR IF THERE IS SIGNIFICANT DELAY IN DEVELOPING VIABLE TECHNOLOGIES, OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

Our success will depend on third parties developing technology and therapies utilizing adult stem cells. These processes may take several years. There is no assurance that any new therapies using stem cells will be successfully developed. Any ability we may have to develop significant revenues will be adversely affected by the delays these third parties encounter in developing new therapies. In the event third parties fail in the future to develop technologies or therapies utilizing adult stem cells, there will be little or no benefit from the collection and storage services that we provide, and our business will be materially adversely affected.

WE ARE DEPENDENT UPON THIRD PARTIES TO PROVIDE CRYOGENIC PRESERVATION FACILITIES.

We have entered into a non-exclusive agreement with CRYO-CELL and are negotiating with another company to provide facilities to store our clients’ stem cell specimens. CRYO-CELL and this other company currently utilize their facilities for umbilical cord stem cell storage. While the storage processes for adult stem cells and umbilical and cord stem cells are similar, the collection and processing differs and requires development work by these third parties. We are dependent upon third parties to develop such processes, to make these facilities available to us at reasonable cost and to properly operate these facilities. Any failure by the third parties to properly operate these facilities or to honor our contract could expose us to litigation from our clients, and could otherwise materially and adversely affect our business, operations and future prospects.

OUR FUTURE SUCCESS DEPENDS ON OUR KEY PERSONNEL AND OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

We rely on our key management personnel. We are currently substantially dependent on the services of Daniel D. Richard, our Co-Chairman of the Board and Chief Executive Officer. Our strategic plan includes expanding our executive management team. While we cannot assure you that we may not lose the services of Daniel D. Richard we believe that he has made a significant commitment to us and that neither he nor any of our other key personnel is planning to retire or leave the Company in the near future. Further, we believe that we have been, and will continue to be, successful in attracting and retaining key personnel.

IF THE FDA IMPOSES REQUIREMENTS ON OUR PROPOSED SERVICES, WE MAY NOT BE ABLE TO MARKET OUR PROPOSED SERVICES.

The cryogenic storage devices utilized by CRYO-CELL, on which we are dependent, are class II devices and fall under the FDA regulations at 21 C.F.R. (S) 864.9700 (“Blood Storage Refrigerator/Freezer”). Devices regulated under 21 C.F.R. (S) 864.9700 have been granted an exemption from the 510(k) notification requirements. To date, the FDA does not regulate banks that collect and store blood for private or family use. If the FDA were to decide to regulate our business, or revoke the exemption granted to blood store refrigerator/freezer devices, until such time as we or CRYO-CELL were to comply with then current FDA rules and regulations, it could negatively impact on our ability to market our services. Failure to comply with any new regulations could subject us to enforcement action. Adverse FDA action in the regulation of our services could significantly increase our expenses and limit our revenue and profitability potentials.

WE MAY FAIL TO EFFECTIVELY COMPETE WITHIN OUR MARKET.

Although we are aware of potential direct competitors involved in the commercial storage of adult peripheral blood stem cells for the client’s own use, we are not aware of any services currently operating in significant scale or utilizing similar processes for collection. This does not provide assurance that companies, with substantially greater capital, human resources and experience than Stem Cell, will not become a significant long-term competitor for us.

CRYO-CELL MAY COMPETE WITH OUR BUSINESS IN THE FUTURE

CRYO-CELL’s current business operations are limited to the collection and cryogenic preservation of stem cells collected from umbilical cords. Our proposed business operations are limited to the collection and cryogenic preservation of stem cell specimen collected from the blood of adults. Our current businesses do not compete with one another. There can be no guarantees that either our or CRYO-CELL’s business operations will not change in the future, in a manner that would bring the two companies into competition with each other. In the event the companies commence competition with each other in the future, it could have a material adverse affect on us.

INSURANCE COVERAGE IS NOT AVAILABLE FOR THE CRYOGENIC PRESERVATION OF ADULT STEM CELLS

Medical Insurance coverage is currently not generally available for the cryogenic preservation of adult stem cells, and there can be no assurances that such coverage will become available in the future.

THE DISTRIBUTION OF OUR COMMON STOCK BY CRYO-CELL TO THE CRYO-CELL SHAREHOLDERS OF RECORD ON AUGUST 31, 2001 WILL BE A TAXABLE TRANSACTION FOR THE RECIPIENTS OF OUR SHARES

The distribution of our shares of common stock is a dividend under Section 301 of the Internal Revenue Code and non-corporate shareholders may be required to report a taxable gain or income as a result thereof.

IF WE ESTABLISH A PUBLIC MARKET FOR OUR COMMON STOCK, THE TRADEABILITY OF OUR COMMON STOCK MAY BE LIMITED UNDER THE PENNY STOCK REGULATIONS OF THE SECURITIES EXCHANGE ACT OF 1934.

In the event we are successful in establishing a public market for our common stock, and the trading price of our common stock is less than $5.00 per share, our common stock would be considered a “penny stock,” and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction. SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. A market in our common stock may never develop due to these factors.

OUR COMMON STOCK MAY NOT HAVE A TRADING MARKET WHICH WILL MAKE RESALES OF THE STOCK MORE DIFFICULT.

While we expect that our common stock will be included for quotation on the OTC Bulletin Board at some future date following the date of this prospectus, we cannot assure you that a public market will develop, or if one develops, that our shares of common stock will have any measure of liquidity. Many stocks that are currently traded on the OTC Bulletin Board are traded with little or no liquidity, and with trading prices that may not accurately reflect the true value of the Company. As such, even if a trading market develops, the actual trading value of our common stock, if any, is unclear, and will depend on many factors. Until an ordinary trading market develops, the market price for our common stock may fluctuate significantly. We recommend that you obtain current market quotations prior to deciding whether to invest in our common stock.

WE HAVE ENTERED INTO TWO REVENUE SHARING AGREEMENTS WITH OUR PARENT COMPANY CRYO-CELL, PURSUANT TO WHICH WE ARE OBLIGATED TO PAY CRYO-CELL A PERCENTAGE OF ANY STORAGE FEES WE RECEIVE FROM CLIENTS IN THE STATE OF NEW YORK AND THE STATE OF ILLINOIS.

We have entered into two Revenue Sharing Agreements (“RSA’s”) with CRYO-CELL. Pursuant to the terms of the RSA’s, we have received a payment from CRYO-CELL in the amount of $3,000,000, and we are obligated to pay CRYO-CELL each year $17.50 of the annual storage fee we receive for each specimen stored by us for customers domiciled in New York or Illinois, subject to an annual payment cap of $875,000 per RSA (based upon 50,000 specimens multiplied by $17.50 per specimen). We are obligated to make the foregoing payments to CRYO-CELL even if we are currently experiencing net losses.

Cautionary Statement About Forward-Looking Information

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other “forward-looking”

information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward looking statement.

THE DISTRIBUTION

Securities to be Distributed

The distribution is for a total of 8,273,647 shares of our common stock.

These shares represent approximately 62.3% of our outstanding common stock, and approximately 28% of the assets of CRYO-CELL. After the distribution, CRYO-CELL will own 3,226,353 shares, approximately 24%, of the outstanding shares of Stem Cell.

The distribution was approved by the Directors of the Company and the Directors of CRYO-CELL on July 25, 2001. No approval was required of the shareholders of either company since the distribution was pro-rata among the CRYO-CELL shareholders and the amount of the distribution did not constitute all or substantially all of the assets of CRYO-CELL.

No consideration will be paid by shareholders of CRYO-CELL, nor will they be required to surrender or exchange shares of CRYO-CELL’s common stock or take any other action to receive shares of our common stock in the distribution.

If you were a record owner of CRYO-CELL’s common stock as of the record date of August 31, 2001, Stem Cell’s common stock will be registered in book-entry form in the records of our transfer agent. After the date of this prospectus, we will deliver certificates to you, upon your written request. If you own your Stem Cell’s common stock in street name, Stem Cell’s common stock will be credited to your brokerage account. Contact your broker for more information.

Stock certificates of affiliates of CRYO-CELL and Stem Cell, their officers, directors and principal shareholders will be legended in order to reflect restrictions on disposition required by securities laws, and appropriate stop-transfer instructions will be noted in respect to the shares with our transfer agent, Continental Stock Transfer & Trust Company.

Distribution Ratio

CRYO-CELL shareholders participating in the distribution will receive three shares of Stem Cell’s common stock for every four shares of CRYO-CELL. All fractional shares resulting from the distribution will be rounded to the next higher share.

Record Date

The record date for the distribution was the close of business on August 31, 2001. A copy of this prospectus is being mailed to each CRYO-CELL shareholder of record as of the record date.

Distribution Date

The distribution is expected to occur at the close of business on the distribution date, i.e., on or about                     , 2004. On or about the distribution date, the distribution agent will commence mailing account statement reflecting ownership of shares of common stock to holders of CRYO-CELL’s common stock as of the close of business on the record date.

Distribution Agent; and Registrar

Continental Stock Transfer & Trust Company will initially serve as the distribution agent for the distribution, who is also the transfer agent and registrar for our common stock. The address of Continental Stock Transfer & Trust Company is 2 Broadway, New York, New York 10004, and its telephone number is (212) 509-4000.

Restrictions on Sales of Stem Cell’s Common Stock

The shares of common stock of Stem Cell distributed to the shareholders of CRYO-CELL will have restrictions on the transferability and resale. The shareholders may sell one-third (1/3) of their shares upon the date of effectiveness of the Registration Statement of which this Prospectus forms a part, one-third (1/3) of their shares 12 months from the date of the effectiveness of the Registration Statement of which this Prospectus forms a part and the remaining one-third (1/3) in 24 months from the date of the effectiveness of the Registration Statement of which this Prospectus forms a part.

Possible state restrictions on sales of the Stem Cell’s common stock

The distribution of our common stock and subsequent re-sale by our shareholders will be required to be undertaken in compliance with the laws of each jurisdiction in which these shareholders reside. Distribution of our shares of common stock will not be registered under the state securities laws of any jurisdiction in which the distribution is being made in reliance on exemptions provided under these laws. Shareholders receiving shares and desiring to resell or otherwise dispose of the shares and their broker-dealers will be required to establish the existence of a secondary trading exemption under the applicable state securities laws prior to any disposition. We recommend that shareholders provide these broker-dealers with a copy of this prospectus in conjunction with any contemplated sale of the shares of our common stock.

Where you can find more information

We have filed with the SEC a registration statement on Form SB-2 which can be read and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus is part of that registration statement. Information about the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The registration statement is also available to the public from commercial document retrieval services, or via EDGAR on the SEC’s web site at www.sec.gov.

Before the date of this prospectus we have not been required to file reports with the SEC under the Securities Exchange Act of 1934. Upon effectiveness of the registration statement, we will begin filing quarterly, annual and other reports with the SEC. These reports will be available from commercial document retrieval services or via EDGAR. We intend to furnish our shareholders with annual reports, which will include financial statements audited by independent accountants, and other periodic reports as we may choose to provide, or as we are required by law.

FEDERAL INCOME TAX CONSEQUENCES

We believe that, although the distribution of our shares of common stock is referred to as a “spin-off” under federal securities laws, for federal income tax purposes it will be taxed as a dividend under

Section 301 of the Internal Revenue Code. As a result, non-corporate shareholders could be required to report taxable gain or income based on the fair market value of our common shares on the date of distribution and corporate shareholders could be required to report taxable gain or income based on the lesser of the fair market value or the adjusted basis of our common shares on the date of the distribution. Since we will have minimal tangible assets and limited existing operations on the date of distribution, we believe that the fair market value of the shares on the record date will be limited for federal income tax purposes.

Each shareholder may be required to report his or her allocable share of the fair market value as a taxable dividend. The shareholder’s basis in our common shares received will be the taxable dividend realized on the distribution. We will send a statement at the end of the year to the shareholders advising how many shares the shareholder received as a dividend. Shareholders are encouraged to consult with their own tax advisors regarding their tax situation.

DIVIDEND POLICY

We expect to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of the dividends, if any, will be determined by our Board of Directors in light of our earnings, financial condition, capital requirements and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Plan of Operation

The following analysis of the results of operations and financial condition of Stem Cell should be read in conjunction with the financial statements included elsewhere in this prospectus. The spin-off will be effected by a distribution to participating CRYO-CELL shareholders of record at the close of business on August 31, 2001. For every four shares of CRYO-CELL’s common stock held on the record date, the holder will receive three shares of Stem Cell’s common stock resulting in the issuance of a total of 8,273,647 shares of common stock. For accounting purposes, we reported the distribution as a “reverse spin-off” under generally accepted accounting principles. The information contained in this prospectus indicates our results of operations and financial condition that would have been reported for the periods indicated had the distribution occurred on the first day of the periods discussed.

During the next six months, we intend to focus our efforts on and to engage in the following business activities: (i) finalize and implement our marketing and business plans; (ii) implement the processes for the collection and transportation of client stem cell samples; (iii) pursue strategic partnerships to enhance all aspects of the services we propose to offer, and (iv) hire additional employees to assist in the implementation of the services we propose to offer. In approximately six months we anticipate commencing the offering of our storage services, and within twelve months plan to focus on marketing our services and expanding the geographic areas in which our services are offered.

No significant product research and development will be needed, nor any material investment in plant and equipment since we have an agreement with CRYO-CELL that provides for most of the technical aspects of the services we propose to provide, including, but not limited to, the processing and testing of our clients’ samples.

Nine months ended August 31, 2003 compared to nine months ended August 31, 2002

Marketing, general and administrative expenses aggregated $515,732 and $326,488 for the nine months ended August 31, 2003, and 2002, respectively. Upon the CRYO-CELL Board of Directors’ resolution on July 25, 2001 to spin Stem Cell’s shares of common stock off to its shareholders, we have incurred costs and expenses as our management has endeavored to raise funds and develop our business plan of operation.

Year ended November 30, 2002 compared to year ended November 30, 2001

Marketing, general and administrative expenses aggregated $584,887 and $79,980 for the fiscal year ended November 30, 2002, and 2001, respectively. Prior to June 2001, we were inactive. Upon the CRYO-CELL Board of Directors’ resolution on July 25, 2001 to spin Stem Cell’s shares of common stock off to its shareholders, we have incurred costs and expenses as our management has endeavored to develop our business plan of operation.

Asset Impairment

In October 2001 the Company acquired a 1% interest in CRYO-CELL Europe N.V. (“CRYOC”) for $150,000. The Company charged operations $20,315 in fiscal 2002 to reflect its pro rata share of CRYOC’s operations. The Company had an independent appraisal performed in February 2003 to determine the fair market value of this investment. As a result of this appraisal, the Company determined that the value of its investment has been impaired. Accordingly, the Company has charged $36,206 to operations as an asset impairment.

The Company also acquired from CRYOC a 2.19% interest in CRYO-CELL Italia, S.r.l. (CC Italia) for $150,000 in 2001. The Company charged operations $6,675 in fiscal 2002 to reflect its pro rata share of CC Italia’s operations. The Company had an independent appraisal performed in February 2003 to determine the fair market value of this investment. As a result of this appraisal, the Company determined that the value of its investment has been impaired by $99,825 which was originally charged to operations in 2002. In May 2003, a capital increase call for CC Italia did not receive a required 2/3 majority support from its shareholders and on June 17, 2003, CC Italia S.r.l. began liquidation proceedings. Accordingly, the Company has charged the remaining carrying value of $43,500 to operations in fiscal 2002 as an asset impairment.

Interest expense of $19,840 and $8,750 were incurred in the fiscal year ended November 30, 2002 and 2001, respectively, relating to a $500,000 loan from an investor, which was converted into 250,000 shares of common stock on May 22, 2002. The proceeds of the loan were used to pay marketing, general and administrative expenses and costs associated with the filing of this registration statement.

The acquisition of two revenue sharing agreements in 2002 by the Company’s Parent is taxable for federal and State income tax purposes. For financial statement presentation, the transaction is reflected as a long-term obligation payable to CCEL as prescribed by EITF No. 88-18 issued by the Financial Accounting Standards Board. The effect of the two different accounting treatments was to increase the taxable income of the Company by $3,000,000 over the amount reflected in the financial statements. Additionally, the charge to operations for the impairment in the investment and its pro rata share of the earnings of the Company’s European affiliates aggregating $205,521 is not deductible for income tax purposes which also increased the Company’s taxable income for federal and State purposes.

Liquidity and capital resources

At August 31, 2003, we had shareholders’ capital deficiency of ($3,297,239) and a working capital deficiency of ($816,378). We incurred a net loss of ($1,699,704) ($0.13) per share for the fiscal year ended November 30, 2002 as compared to ($88,730) ($0.01) per share for the fiscal year ended November 30, 2001. We incurred a net loss of ($464,089) ($0.03) per share for the nine months ended August 31, 2003 as compared to ($1,356,328) ($0.10) per share for the nine months ended August 31, 2002. From our inception through August 31, 2003 we incurred losses of ($2,252,523).

Our costs and expenses had been funded by capital contributions and advances from our parent company of $43,671, from the sale of our promissory note for $500,000, from the sale of common stock of $409,930, from the receipt of $3,000,000 ($600,000 of which was paid in cash) from CRYO-CELL pursuant to the terms of two Revenue Sharing Agreement executed on October 3, 2002, and from a loan from the Richard Living Trust totaling $100,000 on August 31, 2003. These funds were used for working capital, investments and capital expenditures.

We have no other material commitments of capital expenditures. We will need approximately $1,000,000 in order to continue our business operations as planned for a period of approximately 1 year. We believe that we will be able to generate these funds through revenues generated from the commencement of our planned operations, and/or through the sale and issuance of our equity securities or convertible debt securities in private or public transactions, or the sale of our shares of CRYO-CELL common stock in a private transaction or through the sale of Revenue Sharing Partnerships. In the event we are unable to generate the necessary funds through revenues generated from business operations, through one or more financing transactions, or through the sale of shares of CRYO-CELL common stock, we will have to modify our business plan accordingly.

Net cash used in operations during the fiscal year ended November 30, 2002 was $1,302,700 as compared to $77,830 during the fiscal year ended November 30, 2001. Net cash used in operations during the nine months ended August 31, 2003 was $624,480. Cash was expended primarily for the development of our business plan.

In May 2003, SCPT entered into a $2 million Revenue Sharing Agreement with a third party for the State of California and received a non-refundable deposit of $50,000. Currently, the third party is in default due to the non-payment of three required installment payments totaling $450,000. As a result, CCEL reversed all prior entries associated with the RSA in its consolidated financial statements for the quarter ended August 31, 2003. This resulted in the recognition by SCPT of the $50,000 non-refundable initial payment as other income in that quarter. The Revenue Sharing Agreement includes an arbitration clause. The Company has commenced negotiations to resolve this matter. If the negotiations or arbitration are not successful, the impact could have a material effect on the Company’s cash flows and financial condition

BUSINESS

We were formed in 1993 as a wholly-owned subsidiary of CRYO-CELL International, Inc. (“CRYO-CELL”), a publicly-traded company (OTC: CCEL.OB) which is engaged in cryogenic cellular storage and the design and development of cellular storage devices. In its early stages, CRYO-CELL principally was involved in the design and development of its cellular storage systems. However, for commercial reasons, CRYO-CELL turned its focus to the processing and cryogenic preservation of umbilical cord (“U Cord”) blood stem cells for autologous/sibling use.

CRYO-CELL has developed a cryogenic preservation unit that makes use of computers, robotics and bar code laser scanning identification technologies. The units are controlled by a computer system which robotically inserts vials in pre-selected storage areas inside the chamber. The stored material can be robotically inserted or retrieved by computer on an individual basis without all of the remaining specimens being exposed to ambient temperature. CRYO-CELL currently utilizes both the cryogenic preservation unit that it has developed, as well as other commercially available units, to store the stem cell specimens of its clients.

CRYO-CELL issued a dividend to its shareholders of record as of August 31, 2001 (the “Record Date”), whereby each CRYO-CELL shareholder would receive three (3) shares of Stem Cell’s common stock (the “Dividend Shares”) for every four (4) shares of CRYO-CELL common stock owned on the Record Date. That dividend will result in the distribution of 8,273,647 shares, or approximately 62% of our issued and outstanding common stock, to CRYO-CELL shareholders. After the distribution, CRYO-CELL will continue to own approximately 24% of our issued and outstanding capital stock.

CRYO-CELL elected to issue the dividend and spin off our operations (i) because our target market is significantly larger and different than that of CRYO-CELL’s, (ii) to permit CRYO-CELL to focus exclusively on the development and expansion of its cord blood business, and (iii) because CRYO-CELL determined that it was appropriate to share aspects of its success with its shareholders.

On the Record Date, CRYO-CELL had approximately 429 record shareholders. We intend to file a registration statement with the Securities and Exchange Commission to register the distribution of the Dividend Shares. The distribution will be effective on the date the SEC declares the registration statement effective. We do not know, however, when this registration statement will be declared effective. Upon effectiveness of the registration statement, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, and thereafter will be required to file proxy statements and annual, quarterly and other reports with the SEC. At some future date after the registration statement is declared effective, we will seek to have our common stock approved for quotation on the OTC Bulletin Board or, if eligible, the Nasdaq SmallCap market. See “Risk Factors.”

Our Business Model

We are a development stage sales and marketing company. We intend to offer a cost effective method for our clients to preserve their own stem cells today and position themselves to take advantage of tomorrow’s potentially life saving medical breakthroughs using adult stem cells. Currently, we are not offering collection or storage services. We believe we will be in a position to offer our planned collection and storage services to clients in approximately six months. Our mission is to educate and market to our target population as to the benefits of autologous, or “self” storage of peripheral blood derived stem cells for the possible future medical benefit of the donor and possibly other members of the donor’s family. The benefit to the donor is dependent on third parties developing technology for expanding stem cells as well as developing therapies utilizing stem cells.

Stem Cells and Stem Cell Research

Much has been said and written about the potential uses of “stem cells” in the research and treatment of a wide range of human conditions. In order to understand that information, though, it is helpful to have a basic understanding of what stem cells are. Stem cells are the building blocks of all tissues, our blood and immune system. Stem cells traditionally have been defined as primordial cells which are not yet fully differentiated; that is, they have not yet been fully determined to be any particular type of cell or tissue. Stem cells are capable of continually reproducing themselves and serve to renew tissue throughout an individual’s life. Stem cells vary in the extent to which they are “preprogrammed” to become certain types of cells or tissue. As such, it traditionally has been believed that certain cells have the ability to become all or many of the 210 different kinds of tissues in the human body, while others may be capable of becoming only certain types of cells or tissues in the body. This belief has come under increasing challenge as researchers have demonstrated that stem cells which initially were thought to have a more limited differentiation potential now can be “coaxed” to become a much wider range of cell types and tissues, including those from entirely different organ systems.

Certain portions of the scientific community have focused their research on “embryonic” stem cells taken primarily from aborted embryos. It was believed that these “embryonic” stem cells were preferable to adult stem cells (which are collected from living infants, children and adults) because they had the potential to differentiate into a broader range of cell types, such as muscle, nerve, heart, and blood. Until recently, researchers thought that adult stem cells found, among other places, in the blood and lymph systems, had the potential to differentiate into a more limited number of other types of cells. As ethical and legal controversy threatens to cloud the future of embryonic stem cell research, however, some scientists have turned to adult stem cells to discover whether they may have a much broader potential than originally thought. Now, scientists are accumulating evidence—including a 1999 mouse study showing how brain stem cells transplanted into bone marrow could produce blood cells—that adult stem cells may be capable of reprogramming themselves into a wider variety of other cell types.

The position of the National Institutes of Health, as published in its NIH Fact Sheet on Human Pluripotent Stem Cell Research Guidelines (January 2001) is that there is enormous potential for research using adult stem cells and a growing body of evidence that these stem cells appear to be capable of developing into more different kinds of cells than first predicted.

Reprogrammed adult neural stem cells are believed to potentially generate an abundance of cell types-giving rise to cells in heart, liver, muscle, intestine and other tissues, according to a study released in 2000 by the American Association for the Advancement of Science. When adult neural stem cells from mice are grown with embryonic cells or within an embryo, the adult stem cells can revert to an unspecialized state and give rise to different cell lineages, according to the study. The research, completed by a team of Swedish scientists, adds to a growing body of data indicating that adult stem cells, like embryonic stem cells, may be more versatile than previously assumed.

The news about breakthroughs in use of adult stem cells in research and treatment, as well as the speed with which new developments occur, has been impressive. Dr. Donald Orlic of the National Genome Research Institute told NBC News in late March 2001, “We are currently finding that these adult stem cells can function as well, perhaps even better than, embryonic stem cells.” Consider the following:

*	As reported in the March 17, 2001 edition of Science, researchers at the University of Toronto and the Hospital for Sick Children have identified retinal stem cells in the adult mammalian eye, opening the door for retinal regeneration as a possible cure for damaged or diseased eyes.

*	Two studies in Nature Medicine reported that non-embryonic stem cells injected into rodents can transform themselves naturally into neurons and insert themselves into the brain, giving hope to persons with Parkinson’s and other disorders. The cells were able to repair damage and restore mobility.

*	Molecular and Cellular Neuroscience reported that rats with degraded retinas were injected with non-embryonic stem cells that traveled to the site of damage, which then showed signs of making connections with the optic nerve and hence improve or even restore vision.

Preservation of Adult Stem Cells

Nearly 50 years ago researchers discovered that cells could be cryogenically preserved at extremely low temperatures and all cellular activity would cease until the specimens were thawed. Historically, cryogenic preservation was required for organ transplants, blood banks and medical research. Cryogenic preservation of stem cells involves the storage of the stem cells in liquid nitrogen or nitrogen vapor in a cryogenic environment at -130ºC to -196ºC. It is believed that under these conditions, cells can be stored indefinitely. After thawing, the cells can be reactivated and become viable. Thereafter, replication commences and the cells can become viable for use in transplantation for therapeutic purposes. These stem cells can be returned to the individual from whom they were taken (autologous) or donated to someone else (allogeneic).

As the technology for the use of adult stem cells continues to evolve and expand, we believe the public’s heightened awareness will increase the interest of the general public in the preservation of adult stem cells for future use. There are numerous firms working on stem cell expansion technology, and their progress is being regularly announced. Many leading universities, pharmaceutical companies and research firms are focusing their attention and billions of dollars in research funds to identify new therapies utilizing stem cells.

We believe it is important to stress that while we wish to see the expansion and therapy development technology come to fruition as rapidly as possible, we are not a research company. We are engaged in the collection and storage of adult stem cells for potential future use. Thus, our clients may benefit regardless of which company first attains the scientific technologies of cellular expansion and development of new therapies for utilizing our clients’ preserved stem cells.

While we are not currently engaged in our principal business operations, the collection and preservation of adult stem cells, we believe we will be able to offer our storage services to clients in approximately six months, following the effective date of registration and receipt of sufficient funding. We have entered into an agreement with CRYO-CELL for the storage of the adult stem cells of our clients. Pursuant to the terms of the agreement, which are described in further detail in “Material Agreements,” we shall be responsible for the collection and transportation of our client’s adult stem cells, and CRYO-CELL shall be responsible for the processing and storage of the adult stem cells.

Our market and services

The United States Census 2000 showed that there were approximately 281 million adults and children living in the U.S. We have defined our target market as 200 million individuals, which excludes 4 million newborns and 77 million adults who may either be too old or infirm to utilize our storage services.

While we recognize our clients will be dependent upon both the culmination of successful cellular expansion technology and the development of new therapies to utilize the expanded cells, we believe the increased awareness of our services coupled with their relative affordability will enable us to effectively market our cellular storage system. We intend to penetrate our target market by offering an affordable approach to preventive medicine. Our goal is to rapidly market our services and develop brand recognition for our company to take advantage of our early market entry.

Unlike many businesses which have a geographically limited market for their products or services, we believe we can successfully market our cellular storage services nationwide. Indeed, CRYO-CELL, which is engaged in the collection and storage of stem cells from the umbilical cord blood of newborns, receives specimens from every state in the Union.

To increase the awareness for our services, we plan a multi-dimensional marketing approach utilizing both traditional (print and broadcast) and internet media. Almost every day, evolving new technology is reported through print and broadcast media. Through nationwide television, newspapers, web site health organizations and other print and broadcast media, we believe we can capitalize on the significant interest for information on medical breakthroughs. We believe we can translate this search for information into clients for our services.

We plan to develop and utilize a web site to focus on the progress in stem cell research and therapies and the rapid strides being accomplished in cellular expansion. We have the right to use the following URLs:

stemcellexpansion.com	stemcellusa.com
stemcellgrowth.com and .net	stemcelleurope.com
stemcellmedicine.com and .net	stemcellasia.com
stemcellpreservation.com., .net and .org	stemcellmexico.com
stemcellregistry.com, .net and .org	stemcellcentralamerica.com
stemcellupdate.com	stemcellmission.com

As part of our initial market penetration, we plan to approach major companies that provide employees with health insurance coverage. We believe these companies should have a greater interest in providing their employees with protection from a variety of long-term debilitating diseases. We believe many of these companies will be receptive to us providing our services to their employees, particularly in cases where the employee has a family history of cancer or a pre-disposition to genetic disease.

We intend to initially market our services to employees working in nuclear power plants, chemical factories and other “high risk” occupations who, by the nature of their occupation, should be concerned about the risk of contamination. We are currently exploring the possibility of utilizing bloodmobile units to take blood on-site from employees in these “high risk” fields.

We initially intended to offer our services to the existing and future clients of CRYO-CELL; however, CRYO-CELL may not provide this option to us on reasonable terms.

In the U.S. to date, insurance companies have only covered cord blood preservation for families who have a history of cancer, leukemia and certain genetic disorders. While insurance coverage is not currently available in the U.S. for cryogenic adult stem cell preservation, we believe the market for preservation of adult stem cells, and subsequent insurance coverage, will expand significantly by the continued focus on reducing health care costs and as medical technology continues to evolve. In fact, some insurance companies in Europe already have begun to provide coverage for the storage services offered by CRYO-CELL Europe NV.

The anticipated initial processing fee for our clients will be between $100 and $400 per specimen, with an annual fee for specimen storage of approximately $95. The foregoing fees are estimates only, and have not yet been fixed. As such, they are subject to change depending on a number of factors, including, but not limited to, the internal costs of the services provided.

Activities Since Inception

Since August 2001, we have engaged in the following activities: (i) recruited a management team to be responsible for the day to day operations of the Company; (ii) relocated our Company headquarters to Rockville, Maryland, from Clearwater, Florida; (iii) filed a patent with the United States Patent and Trademark Office covering certain business processes relating to the full utilization of blood donated to blood banks; (iv) negotiated and executed agreements with CRYO-CELL International and other parties for the processing, testing, and primary cryogenic storage of collected client specimens and (v) initiated the development of strategic marketing and business plans.

During the next six months, we intend to focus our efforts on and to engage in the following business activities:(i) finalize and implement our marketing and business plans; (ii) implement the processes for the collection and transportation of client stem cell samples; and (iii) pursue strategic partnerships to enhance all aspects of the services we propose to offer. In approximately six months we anticipate commencing the offering of our storage services, and within twelve months plan to focus our efforts on marketing our services and expanding the geographic areas in which are services are offered.

Material Agreements

We entered into a Storage Agreement in September 2001(as amended in October 2001) to utilize on a non-exclusive basis CRYO-CELL’s cryogenic storage facilities. CRYO-CELL currently has storage facilities in Clearwater, Florida. Under the terms of this 10 year agreement CRYO-CELL will perform the initial processing and testing of the specimens of our clients in a cryogenic environment at the CRYO-CELL facilities. Each client’s specimen will be collected in the form of whole blood and then processed and tested by CRYO-CELL with conventional blood processing technologies such as testing for viral and bacterial contaminants, cell counting, and centrifugation to yield a concentrated specimen of mononuclear cells containing stem cells. This concentrated specimen of mononuclear cells is transferred into a cryo-protectant solution and then chilled to -90 degrees Celsius at a controlled rate. Finally, the frozen specimen is transferred into a liquid nitrogen environment that can range from -130 to -196 degrees Celsius for long-term storage. As our primary storage facility, it is anticipated that a specimen from each of our clients will be stored at CRYO-CELL’s cryogenic preservation facilities. For use of CRYO-CELL’S services, we will pay;,

*	an as yet undetermined initial processing fee which will be determined by computing the actual costs of labor and materials plus a 10% premium plus 50% of the remaining fee collected by us from our clients;

*	one-third of the annual primary storage fee of $95 paid to us by our clients with no entitlement to receive any secondary storage fees. (the primary storage fee is the part of the total annual storage fee attributable to the initial and primary storage of a client’s sample, whereas the secondary storage fee is that part of the total annual storage fee attributable to the secondary storage of a client’s sample at a different facility);

So long as the fees are paid on a timely basis, the ownership of the specimens rests with our clients. In the event a client fails to pay the annual storage fee on a timely basis, or upon the death of a client, we will offer certain members of the client’s family (as pre-designated by the client) the right to make the annual storage fee payment on behalf of the client. In the event none of the pre-designated family members elect to do so, the client’s specimen will become the property of the Company. All client contracts will contain provisions specifically disclosing, in plain language, the ramifications of a failure to pay annual storage fees. CRYO-CELL is required to maintain insurance on the storage facilities, and to bear the costs associated with the actual operation of the facilities, including the laboratory technicians and laboratory supplies.

On October 3, 2002, we entered into two state revenue sharing agreements (“RSAs”) with CRYO-CELL. Pursuant to the terms of the RSA’s CRYO-CELL made a one time payment to us upon execution of the RSA’s, in the amount of $3,000,000, of which $600,000 was paid in cash and the remainder was paid through the issuance to us by CRYO-CELL of 645,161 restricted shares of CRYO-

CELL’s common stock, with a fair market value on the date of the transaction of $2,400,000. Under the RSA’s we are obligated to pay CRYO-CELL $17.50 of the annual storage fee we receive for each specimen stored by us for customers domiciled in New York or Illinois, subject to an annual payment cap of $875,000 per RSA (based upon 50,000 specimens multiplied by $17.50 per specimen). CRYO-CELL will not provide any services to us under the RSA’s. The RSA’s are separate and distinct from the Storage Agreement we entered into with CRYO-CELL.

In October 2001, we acquired a 1% equity interest in CRYO-CELL Europe, N.V. (“CCE”), in exchange for a $150,000 investment which at the time represented a 1% interest in CCE. CRYO-CELL Europe, NV currently has operations in Belgium, the Netherlands, the United Kingdom, Ireland, Germany, Austria, Switzerland and Italy, and will be expanding to France and Scandinavia in the near future Based on a February 2003 independent appraisal, we reduced the carrying value of this asset to $93,479 in fiscal 2002. Our parent company CRYO-CELL is currently involved in litigation with CCE. Since we are not a party to this litigation, we cannot determine if the results of this litigation will impact on the value of this investment.

In October 2001, the Company acquired a 2.19% interest in CRYO-CELL Italia, S.r.l. for $150,000. In May 2003, a capital increase call for CRYO-CELL Italia S.r.l. did not receive a required 2/3 majority support from its shareholders and on June 17, 2003, CRYO-CELL Italia S.r.l. began liquidation proceedings. In fiscal 2002, the entire investment was written down to zero.

Property

As of October 2003, the Company leases office space in Rockville, Maryland, pursuant to a 6 month lease agreement, for a monthly lease fee of approximately $1,800. The terms of the lease provide us with the right to utilize additional conference and office space on a temporary basis as required. We believe that this facility is adequate to meet our current requirements.

Competition

We are aware of potential direct competitors involved in the commercial storage of adult peripheral blood stem cells for the customer’s own use. However, none of these companies are marketing and storing adult stem cell services at this time. Additionally, we believe we are the only company involved in the autologous storage of adult stem cells through blood donations at this time. We are not aware of any other companies with a similar business model (sales and marketing for the collection and cryogenic preservation of adult stem cells), though they may exist.

Although our business is not expected to compete with cell therapy companies, those competitors that may enter our market may have greater name recognition and financial resources. We believe that we will be able to compete with other companies in the cryogenic preservation industry by emphasizing the uniqueness and value of our services.

Further, in that the potential market for our services is approximately 200 million adults in the United States, we believe that the marketplace is large enough to sustain several companies in the industry. In the event significant competition from other companies in our industry develops, we believe that our affiliation with CRYO-CELL, and our direct access to the approximately 100,000 parents of CRYO-CELL’s clients, will provide us with a competitive advantage.

Intellectual property

Mr. D. Richard, our Co-Chairman of the Board and Chief Executive Officer, submitted a provisional application for a United States patent on March 5, 2002, with respect to a marketing plan which we propose to utilize in our business operations that involves the dual donation of blood. Subsequent to submission, the provisional application was assigned to the Company. On March 5, 2003, a full patent application with worldwide coverage was completed and submitted to the United States Patent & Trademark Office. Pursuant to the regulations governing provisional patent applications, we have until September 5, 2004 to file a demand for international preliminary examination and for entry into the national phase. There can be no assurances that we will ever submit the full patent application, that if submitted the patent application will ever be issued as a patent, or that if issued the patent will provide us with significant material protection against competitors.

Special factors related to our industry and government regulation

At present, there are no specific regulations or approvals required by or from the federal government or state agencies for marketing the services we offer. We are not aware of any proposed regulations that may have an effect on our business as a seller of cryogenic preservation services. We have been informed by CRYO-CELL that their CCEL Cellular Storage technology is a class II device that falls under the Food and Drug Administration’s (“FDA”) regulations, but has been granted an exemption from the 510(k) notification requirements.

Failure to comply with applicable FDA requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, distribution, sales and marketing, or refusal of the FDA to grant clearance. We believe that CRYO-CELL is currently in compliance with such regulations and that they will not have a material impact on our operations.

Legal proceedings

We are not a party to any legal proceedings.

Employees

As of August 31, 2003, we employed 4 people which are all management personnel. We believe our relations with our employees are generally good and we have no collective bargaining agreements with any labor unions.

MANAGEMENT

The following tables sets forth the names and ages of our directors and executive officers:

NAME	AGE	POSITION
Daniel D. Richard	73	Co-Chairman of the Board and Chief Executive Officer
Fred Fitzsimmons	63	Co-Chairman of the Board
Manfred Scholz	44	President, Chief Operating Officer, and Director
Thomas P. Russo	53	Chief Financial Officer and Vice President
Joseph Knauer	75	Director
Michael T. Starr	53	Director

Daniel D. Richard, Co-Chairman of the Board and Chief Executive Officer. Mr. Richard is the founder of the Company and has served as its Chairman or Co-Chairman from inception, and as its Chief Executive Officer from inception through May 2002 and from February 2003 until present. Mr. Richard is the founder of CRYO-CELL International, Inc. (OTC “CCEL.OB”) an affiliate of the Company. Mr. Richard served as Chairman of the Board and Chief Executive Officer of CRYO-CELL from September 1989 through June 18, 2002. In 1986, prior to founding CCEL, Mr. Richard was responsible for founding Marrow-Tech, Inc., engaged in the field of cellular replication. From approximately 1953 until 1986, Mr. Richard was the President of Daniel Richard Consultants, Inc., a marketing firm which operated in 44 cities in the U.S. and throughout the world.

Fred Fitzsimmons, Co-Chairman of the Board. Mr. Fitzsimmons is an owner and principal of four healthcare service companies, Fitzsimmons Communications Group, Inc., Fitzsimmons & Latsoudis Consulting, Inc., Vantage Marketing Research, Inc., and Advanced Business Brokers, Inc. He created Fitzsimmons Communication Group from the asset acquisition of the former Abelson, Taylor & Fitzsimmons, Inc. Previously, he held a number of senior management positions including Executive Vice President and General Manager with the health care advertising agency Sieber & McIntyre, Inc., which since was acquired by McCann Erickson. Earlier, Mr. Fitzsimmons spent twelve years at Baxter Healthcare International, Inc. where he became Corporate Director of Educational Services. He started his career at Haveg Industries, a division of Hercules, Inc. Mr. Fitzsimmons’ serves on the Board of Directors of BioSafe Medical Technologies, Inc., as Marketing Advisor to myDaVinci.com, Inc., World Wide Eyes, Inc., Right Click, Inc. and eStore Enterprises, Inc., and, as former Corporate Advisor to InVida.com, Inc. and WebPointCentral, Inc. His past corporate, civic and service contributions include serving on the Board of Directors of the National Osteopathic Foundation; the President’s Medical Advisory Council of the University of Illinois Medical School; the Midwest Chapter of the American Red Cross, where he served as Chairman of the Marketing Committee; the Chicago Botanical Gardens/Chicago Horticultural Society, as a member of the Marketing and Public Relations Council; the Nutritional Oncology Adjuvant Therapy Society, as a member of the Board of Directors and Chairman of the Funding and Grants Committee; the Cancer Treatment Research Foundation, where he served as President and Board Member, and as President and Board Member of the Midwest Chapter of the Marketing Communications Executives International. Mr. Fitzsimmons received a B.A. from the University of Notre Dame and an M.B.A. from Northeastern University.

Manfred Scholz, Ph.D., Director, President and Chief Operating Officer. Dr. Scholz joined the Company as Vice President for Business Development in November 2002, was appointed Director in February 2003 and was promoted to President and Chief Operating Officer in March 2003. Prior to joining the Company, Dr. Scholz was a Senior Director, Business Development with Large Scale Biology Corporation (NASDAQ: “LSBC”) from June 2001 to November 2002. From February 1998 to May

2001, he was a Senior Consultant at Boston Biomedical Consultants. From October 1992 to December 1997, Dr. Scholz held various marketing and product development positions with Dade Behring and predecessor companies. Dr. Scholz held research positions at Massachusetts General Hospital and Harvard Medical School from 1989 to 2002 and at the Max Planck Institute for Biophysics from 1984 to 1989. Dr. Scholz received a Ph.D. in physics from Johann Wolfgang Goethe University, Frankfurt, Germany and an M.B.A. from Babson College, Wellesley, Massachusetts.

Thomas P. Russo, Vice President and Chief Financial Officer. Mr. Russo has served as Vice President and Chief Financial Officer of the Company since March 24, 2002. Mr. Russo is a principal with Advisory Associates, Inc. since May 2002. From November 2000 through January 2002, Mr. Russo was Chief Financial Officer of EntreMed, Inc. (NASDAQ: “ENMD”). Prior to that Mr. Russo was Chief Financial Officer of Electronic Trading Solutions (Corcentric) from February 2000 to November 2000. Prior to that from April 1995 through January 2000, Mr. Russo was with Ernst & Young LLP as National Director Project Finance in their Corporate Finance Capital Markets group. While at Ernst & Young LLP, Mr. Russo also served as Chief Financial Officer for Global Plasma Systems, Inc. Mr. Russo spent 17 years with the World Bank and its private sector affiliate, the International Finance Corporation in multiple finance capacities. Mr. Russo serves on the Steering Committees for both the Association of Bioscience Financial Officers (ABFO) and the Financial Executives Forum of the Maryland Hi-Tech Council. Mr. Russo received a B.A. degree from Georgetown University and an MBA from George Washington University.

Joseph Knauer, Director. Mr. Knauer joined the Board of Directors of Stem Cell on February 10, 2003. Mr. Knauer was the Founder and President of Knauer Bros. Electric Company from 1947 through 1983. Founder of KB Electronics, Inc. a manufacturer of electronic motor speed controls in the United States and Hong Kong in 1969, served as Secretary/Treasurer from 1971 through 1990, and was Chairman of the Board of Directors from 1978 through 1990 and President from 1990 through 1991 until his retirement. Mr. Knauer was also the Founder and President of Kilo-Watt-Ch Dog, Inc., a company which invented, patented and installed energy saving systems in Post Office distribution centers and Bowling Alleys. He is the co-inventor of numerous patented products such as Solid State Motor starting switches and energy saving control devices. Mr. Knauer was past President of the New York Metropolitan Chapter of EASA (Electric Apparatus Service Association). He was elected President and Director of Net/Tech International, Inc. from 1991 through 1992. He has attended the American Management Association Business School for business and management courses.

Michael T. Starr, Director. Mr. Starr has been a Director since February 10, 2003. Mr. Starr currently serves as President and Chief Executive Officer of Advanced Digital Motion (ADM), an engineering company that he founded in 1983. ADM is involved in the development of Custom automated machinery and robotic work cells for industrial manufacturers. ADM has successfully designed, built and integrated hundreds of automated manufacturing systems for various clients since its inception. Many of these customers are Fortune 500 companies. ADM has worked with Cryo-Cell International, Inc. in the development of their proprietary automated, Multi-faceted Cryogenic Storage System, the CCEL II. Additionally, Mr. Starr founded Precision Flow Technologies (PFT), a company which provides high purity gas distribution systems to the Semiconductor Manufacturing Industry. He holds the position of Director with PFT. In 2002, he co-founded Applied Thermal Solutions (ATS). ATS develops equipment for the Printed Circuit Board Manufacturing Industry. He serves a Chief Executive Officer and as a Director of that company.

All directors hold office until the next meeting of our shareholders and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the meeting of shareholders and until their successors are elected and qualified subject to earlier removal by the Board of Directors.

Limitations on directors’ liabilities

Our articles of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in circumstances involving wrongful acts, for example a breach of the director’s duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

Delaware law permits us to indemnify officers, directors or employees against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which the action suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses as the cost deems proper individuals who successfully defend this type of action are entitled to indemnification against expenses reasonably incurred in connection therewith. Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph. We plan to maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and to us with respect to payments which may be made by us to these officers and directors according to the above indemnification provision or otherwise as a matter of law.

In addition, we plan to enter into indemnification agreements with our directors and executive officers. Under these agreements, we will indemnify each director and officer to the fullest extent permitted by law for any acts performed, or for failures to act, on our behalf or on behalf of another person or entity for which that director or officer is performing services at our request. We will not indemnify a director or officer for any breach of loyalty to us or our shareholders, or if the director or officer does not act in good faith or for acts involving intentional misconduct, or for acts of omissions described in the laws of Delaware, or for any transaction for which the director or officer derives an improper benefit. We will indemnify for expenses related to indemnifiable events, and will pay for these expenses in advance. Our obligation to indemnify and to provide advances for expenses are subject to the approval of a review process with a reviewer to be determined by our Board. The rights of directors and officers will not exclude any rights to indemnification otherwise available under law or under our certificate of incorporation.

Cash compensation

The following table shows, for each of the years ended November 30, 2002, 2001 and 2000 the compensation of our chief executive officers and each other executive officer with annual compensation in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary		Bonus	Other Annual Compensation	LTIP(1) Options/(#)		All Other Payout
Daniel D. Richard Co-Chairman and Chief Executive Officer (2)	2002 2001 2000	$ $ $	100,000 -0- -0-	0 0 0	0 0 0	25,000 0 0		0 0 0
Ronald B. Richard Former Chief Executive Officer (3)	2002 2001 2000	$ $ $	139,000- -0- -0-	0 0 0	0 0 0	700,000 0 0	(4)	0 0 0

(1)	LTIP = Long-term Incentive Plan
(2)	Mr. Daniel D. Richard serves as our Co-Chairman of the Board, and has served as Chief Executive Officer from our inception until May, 2002, and then from February 2003 until present.
(3)	Mr. Ronald B. Richard served as our Chief Executive Officer from May 2002 until February 2003.
(4)	All 700,000 LTIP options were returned or expired un-exercised, following Ronald Richard’s resignation effective February 15, 2003

Options Grants in Last Fiscal Year

The following table sets forth information with respect to the grant of options to purchase shares of common stock during the fiscal year ended November 30, 2002 to each person named in the Summary Compensation Table.

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/ SARs Granted To Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date
Daniel D. Richard, Co-Chairman and Chief Executive Officer	—	—	—	—

Ronald B. Richard, Former Chief Executive Officer	700,000	74%	$2.00	Expired on 5/16/03

Option Exercises and Holdings

The following table contains information with respect to the exercise of options to purchase shares of common stock for the fiscal year ended November 30, 2002 to (i) our CEO and Co-Chairman; and (ii) each of our executive officers who earned more than $100,000 during this period.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At FY-End (#) Exercisable/ Un-Exercisable	Value of Unexercised In-The-Money Options/SARs At FY-End ($) Exercisable/ Un-Exercisable
Daniel D. Richard, Co-Chairman and Chief Executive Officer	—	—	—	—

Ronald B. Richard, Former Chief Executive Officer	—	—	700,000	$-0-

Long-Term Incentive Plans Awards in Last Fiscal Year

Name	Number of Shares Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Daniel D. Richard, Co-Chairman and former Chief Executive Officer	—	—	—	—	—

Ronald B. Richard, Former Chief Executive Officer	—	—	—	—	—

Employment Agreements

We entered into an employment agreement with Thomas P. Russo, our Chief Financial Officer, on March 24, 2003. Pursuant to the agreement Mr. Russo will provide services to the Company on a part time basis, at least 8 hours per week, in consideration for which he will receive: (i) $1,000 per week in base salary (subject to semi annual review), (ii) reimbursement of all reasonable business expenses, (iii) a finder’s fee with respect to certain Company financings, and (iv) various other fringe benefits. Upon the execution of the agreement we issued Mr. Russo options to purchase 20,000 shares of our Common Stock for $2.00 per share, exercisable for 5 years.

2002 Company Stock Option and Equity Compensation Plan

On November 14, 2002, the Board of Directors adopted our 2002 Stock Option and Equity Compensation Plan (the “Plan”), and on November 22, 2002 the Plan was ratified by holders of a majority of our outstanding common stock.

We have reserved 2,500,000 shares of common stock for issuance as stock grants and upon exercise of options granted from time to time under the Plan. The Plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options, as well as direct stock grants.

Under the Plan we may grant incentive stock options only to individuals that have been employees for at least 60 days. We may grant non-qualified options to individuals that have been employees, directors, or consultants for at least 60 days. We may grant restricted stock to all of our employees, to directors, and to certain key advisors and consultants. Subject to the provisions of the Plan, the Board will determine who shall receive options or grants, the number of shares of common stock that may be purchased under options or issued pursuant to grants, and the terms of the options and grants. In addition, the Board may provide for reload options and or stock appreciation rights in grants of incentive and non-qualified stock options under the Plan.

The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% or greater holder of our common stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the Board, in its discretion, but in no event shall the exercise price be less than the greater of 75% of the fair market value on the date of the grant and the par value for our common stock. The exercise price may be payable in cash or, with the approval of the Board, by delivery of shares or by a combination of cash and shares. The Board may also direct the issuance of shares of our common stock as awards under the Plan. At no time may the Board grant greater than 1,000,000 shares of restricted stock under the Plan. Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption there from, shares of common stock received as stock grants and upon exercise of options will be subject to restrictions on sale or transfer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are party to a 10 year non exclusive agreement expiring in September 2012 with CRYO-CELL, our principal shareholder, under which CRYO-CELL will provide storage facilities for the cryogenic preservation of our clients’ specimens. In addition, CRYO-CELL has indemnified us against any claims or actions resulting from the processing or storage of our clients’ specimens, and we have indemnified CRYO-CELL against any actions or claims related to the transportation of the specimens to its facilities, among other items. In consideration for the services to be provided by CRYO-CELL to the Company, we will pay CRYO-CELL the following: (i) a yet to be determined initial processing fee which will equal the sum of (a) 110% of the actual costs of labor and materials, and (b) 50% of the remaining initial fee collected by us from our clients; and (ii) $31.67 per year of storage per client’s primary sample (1/3 of the estimated $95 annual primary storage fee).

In May 2003, SCPT entered into a $2 million Revenue Sharing Agreement for the State of California with a third party and SCPT received a non-refundable deposit of $50,000. Fitzsimmons Communications Group acted as an independent agent to arrange this deal and received a fee of $30,000 for its services. Mr. Fred Fitzsimmons, an Officer of Fitzsimmons Communications Group, then was appointed a Director and Co-Chairman of the Company.

On October 3, 2002, we entered into two state revenue sharing agreements (“RSAs”) with CRYO-CELL. Pursuant to the terms of the RSA’s CRYO-CELL made a one time payment to us upon execution of the RSA’s, in the amount of $3,000,000, of which $600,000 was paid in cash and the remainder was paid through the issuance to us by CRYO-CELL of 645,161 restricted shares of CRYO-CELL’s common stock, with a fair market value on the date of the transaction of $2,400,000. Under the

RSA’s we are obligated to pay CRYO-CELL $17.50 of the annual storage fee we receive for each specimen stored by us for customers domiciled in New York or Illinois, subject to an annual payment cap of $875,000 per RSA (based upon 50,000 specimens multiplied by $17.50 per specimen).

On August 28, 2003, SCPT entered into a one year Loan Collateral and Escow Agreement with Richard Living Trust (RLT) for the sum of $100,000. On November 20, 2003, the loan agreement was amended to allow additional loans to SCPT of $45,000. Our Co-Chairman and CEO, Daniel D. Richard, is a trustee of Richard Living Trust. The loan is collateralized with Three Hundred Forty Five Thousand, One Hundred Sixty One (345,161) shares of Cryo-Cell International, Inc. (CCEL) common stock (with restrictive legend). The Company pays 5% simple interest on this loan. Repayment is due by September 5, 2004.

On December 28, 2003, SCPT entered into an additional, separate Collateral Demand Note Loan Agreement with Richard Living Trust up to $50,000. The loan is to cover specific cash needs related to the filing of the SB2 with the SEC, and is due on demand, but no later than December 31, 2004, at a simple interest rate of five percent (5%). RLT, their successor, personal representatives, or assigns have the right to demand repayment of loans plus accrued interest made to SCPT at any time.

Prior to the dividend distribution of our common stock to the shareholders of CRYO-CELL, CRYO-CELL owned 11,500,000 shares or approximately 86% of our issued and outstanding shares of common stock. Following the dividend distribution, CRYO-CELL will own 3,226,353 shares or approximately 24% of our issued and outstanding shares of common stock.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our common stock by all shareholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer (i) immediately prior to the distribution assuming that CRYO-CELL was the owner of the shares of common stock to be distributed; and (ii) upon the distribution. Except as indicated, each shareholder named has sole voting and investment power for his, her or its shares. Unless otherwise stated, the address of each person set forth below is 15200 Shady Grove Road, Suite 350, Rockville, MD 20850.

	Prior to distribution(1)		After distribution(1)
Names and address of Beneficial owner	No. of shares owned	Percentage owned	No. of shares owned	Percentage owned
Daniel D. Richard (2)	750,000	5.6%	1,589,944	12.0%
Ronald B. Richard (3)	25,000	*	25,000	*
Manfred Scholz (4)	50,000	*	50,000	*
Thomas P. Russo (5)	20,000	*	20,000	*
Fred Fitzsimmons (6)	25,000	*	25,000	*
Joseph Knauer (7)	25,000	*	25,000	*
Michael T. Starr (8)	25,000	*	25,000	*
CRYO-CELL International, Inc.(9)	11,500,000	86.5%	3,226,353	24.3%
All officers and directors as a group (six persons)	895,000	6.7%	1,734,944	12.9%

*	represents less than 1%
(1)	The dividend distribution is for a total of 8,273,647 shares (“Distribution Shares”) of our common stock owned by CRYO-CELL International, Inc. Each record owner of the shares of common stock of CRYO-CELL International, Inc. (“CRYO-CELL Shares”) as of the record date of August 31, 2001 will receive three Distribution Shares for every four CRYO-CELL Shares owned. These shares represent approximately 64.7% of our outstanding common stock. The distribution will be effective upon the effective date of the registration statement registering the

Distribution Shares. The shares of common stock of Stem Cell to be distributed to the shareholders of CRYO-CELL will have restrictions on the transferability and resale. The shareholders may sell one-third (1/3) of their shares upon the date of effectiveness of the Registration Statement of which this Prospectus forms a part, one-third (1/3) of their shares in twelve (12) months from the date of effectiveness of the Registration Statement of which this Prospectus forms a part and the remaining one-third (1/3) in twenty-four (24) months from the date of effectiveness of the Registration Statement of which this Prospectus forms a part.

(2)	Daniel D. Richard is our Co-Chairman of the Board and Chief Executive Officer.
(3)	Does not include the 700,000 common stock purchase options issued in May, 2002 which expired 90 days after his resignation on February 15, 2003.
(4)	Manfred Scholz is our President, Chief Operating Officer and Director. Includes 50,000 common stock purchase options granted on November 5, 2002, with an exercise price of $2.00 per share and a 5 year term.
(5)	Thomas P. Russo is our Chief Financial Officer and Executive Vice President. Includes 20,000 common stock purchase options granted on March 24, 2003, with an exercise price of $2.00 per share and a 5 year term.
(6)	Fred Fitzsimmons is our Co-Chairman of the Board. Includes 25,000 common stock purchase options granted on May 28, 2003, with an exercise price of $2.00 per shares and a 5 year term.
(7)	Joseph Knauer is a Director. Includes 25,000 common stock purchase options granted on February 12, 2003, with an exercise price of $2.00 per shares and a 5 year term.
(8)	Michael T. Starr is a Director. Includes 25,000 common stock purchase options granted on February 12, 2003, with an exercise price of $2.00 per shares and a 5 year term.
(9)	CRYO-CELL International, Inc. maintains its principal offices at 3165 McMullen Booth Road, Building B, Clearwater, FL 33761.

In general, a person is considered a beneficial owner of a security if that person has or shares the power to vote or direct the voting of the security, or the power to dispose of the security. A person is also considered to be a beneficial owner of any security of which the person has the right to acquire beneficial ownership within sixty (60) days.

DESCRIPTION OF SECURITIES

Common stock

Our articles of incorporation authorizes us to issue up to 25,000,000 shares of common stock, par value $.0001 per share, of which 13,301,500 shares are issued and outstanding as of the date of this prospectus.

Holders of common stock are entitled to receive dividends as may be declared by our Board of Directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by shareholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Preferred stock

Our articles of incorporation authorizes our Board of Directors, without shareholder approval, to issue up to 2,000,000 shares of preferred stock, par value $.0001 per share, to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. As of the date hereof, no shares of preferred stock are outstanding.

If issued, the preferred stock could adversely affect the voting power or other rights of our shareholders or be used, to discourage, delay or prevent a change in control, which could have the effect of discouraging bids for us and prevent shareholders from receiving maximum value for their shares. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Transfer agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

CERTAIN MARKET INFORMATION

There has been no market for our common stock prior to this offering. At best, only a limited market is expected to develop for our common stock. Because of this limited market, the price of our common stock after the distribution may fluctuate widely. We expect our common stock to be traded on the OTC Bulleting Board and we cannot guarantee that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

As of the date of this prospectus, 13,301,500 shares of our common stock are outstanding. Of these shares, 5,027,853 shares will be “restricted securities,” as this term is defined under the Securities Act, exclusive of the common stock to be distributed under the registration statement of which this prospectus is a part.

In general, Rule 144 permits a shareholder who has beneficially owned restricted shares for at least one year to sell without registration, within any three-month period, a number of shares not exceeding the greater of 1% of the then outstanding shares of common stock or, if the common stock is quoted on The Nasdaq Stock Market or an exchange, the average weekly trading volume over a defined period of time, assuming compliance by the issuer with the reporting requirements of Rule 144. If the restricted shares of common stock are held for at least two years by a person not affiliated with the issuer, in general, a person who is not an executive officer, director or principal shareholder of the issuer during the three-month period prior to resale, the restricted shares can be sold without any volume limitation. Any sales of shares by shareholders under Rule 144 may have a depressive effect on the price of an issuer’s common stock.

Special considerations related to penny stocks

Assuming a trading market for our common shares develops, we anticipate that for the immediate future our shares will become subject to the penny stock rules under the Securities Exchange Act of 1934. We will continue to be subject to these rules until the price of our stock exceeds $5.00, or we maintain minimum tangible net worth of at least $2 million or average revenues of $6,000,000.

The penny stock rules require broker-dealers to deliver standardized risk disclosure document prepared by the SEC prior to a transaction in a penny stock. This document provides information about penny stocks and the risks in the penny stock market. The broker-dealers must also provide the customer the following:

•	current bid and offer quotations for the penny stock,

•	the compensation of the broker-dealer and its salesperson in the transaction, and

•	monthly account statements showing the market value of each penny stock held in the customer’s account

The broker dealer must give the quotations and compensation information to the customer, orally or in writing, prior to completing the transaction. They must give this information to the customer, in writing, before or with the customer’s confirmation.

In addition, the penny stock rules require that, prior to a transaction in a penny stock, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser. The broker and/or dealer must receive the purchaser’s written agreement to the transaction. These disclosure requirements may reduce the level of purchases in our common stock and trading activity in the secondary market for our common stock. If our common stock becomes subject to the penny stock rules, it will be more difficult for you to sell the common stock. This may reduce the value of your shares.

LEGAL MATTERS

Adorno & Yoss, P.A., Fort Lauderdale, Florida, will opine as to the validity of the common stock offered by this prospectus and legal matters for us. Adorno & Yoss, P.A., owns 45,000 shares of our common stock.

EXPERTS

The financial statements as of November 30, 2002 and 2001 have been included in the registration statement in reliance upon the report of Weinick, Sanders, Leventhal & Co., LLP, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

On March 11, 2003, upon the recommendation and approval of its Board of Directors and its Audit Committee, CRYO-CELL dismissed Weinick Sanders Leventhal & Co., LLP (“Weinick Sanders”) as CRYO-CELL’S and SCPT’s independent auditors. CRYO-CELL had retained Weinick Sanders to issue a fiscal year 2002 audit report on SCPT. We have since engaged a new independent auditor, Aronson & Company to audit our financials for fiscal year 2003. The audit started on January 2, 2004.

Weinick Sanders’ reports on our financial statements for each of the fiscal years ended November 30, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Their report included an additional paragraph wherein they disclosed an uncertainty about the company’s ability to continue as a going concern. During the fiscal years ended November 30, 2002 and 2001 and subsequently through the date of its termination, there were no disagreements with Weinick Sanders on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Weinick Sanders’ satisfaction, would have caused them to make reference to the subject matter in connection with their report on our financial statements for such years. Because Weinick Sanders was engaged by our parent company, Cryo-Cell, a letter indicating change of auditors consent is not required.

During the fiscal years ended November 30, 2002 and 2001 and subsequently through the date of Aronson & Company’s engagement, the Company did not consult Aronson & Company with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any disagreements or event described under Item 304(a)(i)(iv) of Regulation S-B.

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(A Development Stage Company)

INDEX OF FINANCIAL STATEMENTS

FINANCIAL STATEMENTS	Page No.
Independent Accountants’ Report	F-1

Balance Sheets as at November 30, 2002 and November 30, 2001	F-2

Statements of Operations and Comprehensive Income (Loss) For the Years Ended November 30, 2002 and 2001, and Cumulative From December 1, 1999 to November 30, 2002	F-4

Statements of Cash Flows For the Years Ended November 30, 2002 and 2001, and Cumulative From December 1, 1999 to November 30, 2002	F-5

Statements of Stockholders’ Equity (Capital Deficiency) For the Years Ended November 30, 2002 and 2001	F-7

NOTES TO FINANCIAL STATEMENTS	F-8

Balance Sheets as at August 31, 2003 (Unaudited)	F-21

Statements of Operations and Comprehensive Income (Loss) (Unaudited) For the Nine Months Ended August 31, 2003, and Cumulative From December 1, 1999 to August 31, 2003	F-22

Statements of Cash Flows (Unaudited) For the Nine Months Ended August 31, 2003, and Cumulative From December 1, 1999 to August 31, 2003	F-23

Statement of Stockholder Capital Deficiency (Unaudited) For the Nine Months Ended August 31, 2003, and Cumulative From December 1, 1999 to August 31, 2003	F-24

NOTES TO FINANCIAL STATEMENTS	F-25

[LETTERHEAD OF WEINICK SANDERS LEVENTHAL & CO., LLP]

To the Board of Directors

Stem Cell Preservation Technologies, Inc.

We have audited the accompanying balance sheets of Stem Cell Preservation Technologies, Inc. (A Development Stage Company) as of November 30, 2002 and 2001, and the related statements of operations and comprehensive income (loss), stockholders’ equity (capital deficiency) and cash flows and for the years ended November 30, 2002 and 2001 and cumulative from December 1, 1999 to November 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stem Cell Preservation Technologies, Inc. (A Development Stage Company) as of November 30, 2002 and 2001, and the results of its operations and its cash flows for the years ended November 30, 2002 and 2001 and cumulative from December 1, 1999 to November 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 1 to the financial statements, the Company has a working capital deficiency and stockholders’ capital deficiency of $352,793 and $2,065,408, respectively, at November 30, 2002 and as a development stage company has incurred losses since inception aggregating $1,788,434. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding those matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WEINICK SANDERS LEVENTHAL & CO., LLP

New York, N. Y.

February 20, 2003 (Except portions of Notes 1, 2,

3, 6 and 7 as to which the date is June 13, 2003

and portions of Note 7 as to which the date is

July 31, 2003 and September 17, 2003)

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(A Development Stage Company)

BALANCE SHEETS

	November 30,
	2002	2001
A S S E T S
Current assets:
Cash and cash equivalents	$590,535	$100,466
Prepaid expenses and other current assets	4,923	—

Total current assets	595,458	$100,466

Property and equipment, net of accumulated depreciation of $1,326 and $-0-, respectively	2,038	1,735

Other assets:
Deferred offering and finance costs	—	24,580
Security deposit	4,772	—
Investment in Cryo-Cell International, Inc.	1,187,096	—
Investment in European affiliates	93,479	300,000

Total other assets	1,285,347	324,580

	$1,882,843	$426,781

See notes to financial statements

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(A Development Stage Company)

BALANCE SHEETS (Continued)

	November 30,
	2002	2001
LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
Current liabilities:
Note payable - investment bank	$—	$467,000
State income taxes payable	161,500	—
Accrued expenses and interest	13,580	7,500
Due to Cryo-Cell International, Inc.	773,171	20,986

Total current liabilities	948,251	495,486

Long-term liability - revenue sharing agreements	3,000,000	—

Stockholders’ capital deficiency:
Preferred stock, $.0001 par value Authorized and unissued - 2,000,000 shares
Common stock, $.0001 par value
Authorized - 25,000,000 shares Issued and outstanding - 13,301,500 shares at November 30, 2002 and 12,870,000 shares at November 30, 2001	1,330	1,287
Additional paid-in capital	934,600	20,213
Stock subscriptions receivable	—	(1,475)
Accumulated comprehensive loss	(1,212,904)	—
Deficit accumulated in the development stage	(1,788,434)	(88,730)

Total stockholders’ capital deficiency	(2,065,408)	(68,705)

	$1,882,843	$426,781

See notes to financial statements.

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended November 30,		Cumulative From December 1, 1999 to November 30, 2002
	2002	2001
Revenue	$—	$—	$—

Expenses:
Marketing, general and administrative	584,887	79,980	664,867
Interest	19,840	8,750	28,590
Impairment of assets	179,531	—	179,531

Total expenses	784,258	88,730	872,988

Loss before interest income and provision for income taxes	(784,258)	(88,730)	(872,988)
Interest income	2,544	—	2,544

Loss before provision for income taxes	(781,714)	(88,730)	(870,444)
Provision for income taxes	891,000	—	891,000

Loss before equity in earnings of affiliates	(1,672,714)	(88,730)	(1,761,444)
Equity in earnings of affiliates	(26,990)	—	(26,990)

Net loss	$(1,699,704)	$(88,730)	$(1,788,434)

Per share data:
Loss per share - basic and diluted	$(.13)	$(.01)

Weighted average number of shares outstanding - basic and diluted	13,138,849	12,614,250

Comprehensive loss:
Net loss	$(1,699,704)	$(88,730)
Other comprehensive loss - unrealized loss on marketable securities	(1,212,904)	—

Comprehensive loss	$(2,912,608)	$(88,730)

Per share data:
Loss per share - basic and diluted	$(.22)	$(.01)

Weighted average number of shares outstanding - basic and diluted	13,138,849	12,614,250

See notes to financial statements.

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	For the Years Ended November 30,		Cumulative from December 1, 1999 to November 30, 2002
	2002	2001
Cash flows from operating activities:
Net loss	$(1,699,704)	$(88,730)	$(1,788,434)

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	1,326	—	1,326
Equity in earnings of affiliates	26,990	—	26,990
Impairment of assets	179,531	—	179,531
Issuance of common stock for interest and services rendered with respect to the private placement	26,500	3,400	29,900
Increase in cash flows as a result of changes in asset and liability account balances:
Prepaid expense and other current assets	(4,923)	—	(4,923)
Local income taxes payable	161,500	—	161,500
Accrued expenses and interest	6,080	7,500	13,580

Total adjustments	397,004	10,900	407,904

Net cash used in operating activities	(1,302,700)	(77,830)	(1,380,530)

Cash flows from investing activities:
Purchases of property and equipment	(1,629)	(1,735)	(3,364)
Investment in European affiliates	—	(300,000)	(300,000)
Security deposit	(4,772)	—	(4,772)

Net cash used in investing activities	(6,401)	(301,735)	(308,136)

Cash flows from financing activities:
Due to Cryo-Cell International, Inc.	748,285	20,986	769,271
Proceeds from long-term obligations - revenue sharing agreements	600,000	—	600,000
Private placement offering costs	(33,000)	(20,830)	(53,830)
Private placement financing costs	3,750	(3,750)	—
Net proceeds from sale of common stock through private placement	445,660	—	445,660
Stock subscription received	1,475	—	1,475
Sales of common stock	—	16,625	16,625
Note payable - investment bank	33,000	467,000	500,000

Net cash provided by financing activities	1,799,170	480,031	2,279,201

Net increase in cash and cash equivalents	490,069	100,466	590,535
Cash and cash equivalents at beginning of year	100,466	—	—

Cash and cash equivalents at end of year	$590,535	$100,466	$590,535

See notes to financial statements.

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS (Continued)

	For the Years Ended November 30,		Cumulative from December 1, 1999 to November 30, 2002
	2002	2001
Supplemental Schedules of Noncash Investing and Financing Activities:
Deferred private placement offering costs	$80,340	$—	$80,340

Issuance of common stock for notes payable	$517,600	$—	$517,600

Issuance of common stock for interest and services rendered to the private placement	$26,500	$3,400	$29,900

Exchange of revenues sharing agreements long-term liability for marketable securities	$2,400,000	$—	$2,400,000

See notes to financial statements.

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ CAPITAL DEFICIENCY

FOR THE YEARS ENDED NOVEMBER 30, 2002 AND 2001,

AND FOR THE PERIOD DECEMBER 1, 1999 TO NOVEMBER 30, 2002

			Additional Paid-In Capital	Stock Subscriptions Receivable	Accumulated Comprehensive Income or (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders' Equity (Capital Deficiency)
	Common Stock
	Shares	Amount
Balance November 30, 2000 and December 1, 1999 reflective of the 1,350 for 1 stock split and reduction in par value of common stock from $.01 to $.0001 per share on September 13, 2001	12,500,000	$1,250	$15,350	$(500)	$—	$—	$16,100
Shares purchased	75,000	7	1,493	(1,475)	—	—	25
Shares issued for interest and services rendered	295,000	30	3,370	—	—	—	3,400
Subscriptions receivable	—	—	—	500	—	—	500
Net loss	—	—	—	—	—	(88,730)	(88,730)

Balance at November 30, 2001	12,870,000	1,287	20,213	(1,475)	—	(88,730)	(68,705)
Shares issued through private placement, net of deferred offering costs of $121,170 (Unaudited)	259,000	26	396,804	—	—	—	396,830
Subscriptions receivable	—	—	—	1,475	—	—	1,475
Note payable conversion to common stock	172,500	17	517,583	—	—	—	517,600
Decrease in value of marketable securities	—	—	—	—	(1,212,904)	—	(1,212,904)
Net loss	—	—	—	—	—	(1,699,704)	(1,699,704)

Balance at November 30, 2002	13,301,500	$1,330	$934,600	$—	$(1,212,904)	$(1,788,434)	$(2,065,408)

See notes to financial statements.

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2002

NOTE 1 - PLAN OF ORGANIZATION.

Organization and Presentation of Financial Statements:

The Company was incorporated in Delaware on December 14, 1993 as CCEL Expension Technologies, Inc. and was inactive. On January 26, 1994 the Company changed its named to CCEL Expansion Technologies, Inc. and on August 21, 2001 changed the name to its present form. Until June 1, 2001 the Company was inactive when it began devoting all its efforts to establishing the Company as a development stage sales and marketing company, which facilitates the collection and cryopreservation of adult stem cells. The Company will utilize storage facilities developed and operated by its parent company, Cryo-Cell International, Inc. (CCEL) which owned 86.6% of the capital stock of the Company at November 30, 2002.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained losses since inception as a development stage company of $1,788,434 through November 30, 2002. The accompanying financial statements reflect a working capital deficiency of $352,793 and a stockholders’ capital deficiency of $2,065,408 at November 30, 2002.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s efforts have been directed toward the development and implementation of a plan to generate revenues to cover its present and future costs and expenses. The Company’s source of funds has been the proceeds from the sale of revenue sharing agreements to its majority stockholder, the sale of its common stock, its lines of credit and loans, and additional investments from affiliates.

Since the Company has not generated any revenues to date and management does not believe the Company will generate sufficiently substantial adult stem cell storage revenues in an amount necessary to meet its cash needs for the next twelve months, management believes the Company will need additional financing to continue to operate. Towards that end management is presently (1) negotiating a long-term repayment agreement for the $773,171 current liability payable to the parent, CCEL, as at November 30, 2002, and (2) offering for sale revenue sharing agreements similar to the agreements sold to the parent in August 2002.

NOTE 1 - PLAN OF ORGANIZATION. (Continued)

Management believes that the above strategy will be adequate for the Company to meet its cash needs through February 2004 at which time management expects its revenues to be sufficient to meet its costs and expenses and to pay its obligations as they become due.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

(a) Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(b) Revenue Recognition:

For the years ended November 30, 2002 and 2001, the Company did not have revenues as the Company is in the development stage.

(c) Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and cash equivalent accounts in financial institutions, which may exceed the Federal Depository Insurance limit. The Company places its cash with high quality financial institutions and believes it is not exposed to any significant credit risk.

(d) Cash and Cash Equivalents:

Cash and cash equivalents consist of highly liquid investments with a maturity date at acquisition of three months or less.

(e) Deferred Offering Costs:

Costs incurred in connection with a private placement offering have been deferred and will be offset against the proceeds from the sale of the Company’s common stock. For the year ended November 30, 2002 $20,830 has been offset against the proceeds from private placement issuance of stock.

(f) Long-Lived Assets:

Long lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as prescribed under Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 121”). Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from uses of the assets and their eventual disposition. At November 30, 2001, the carrying values

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

of the Company’s other assets and liabilities approximated their estimated fair values. At November 30 2002, the Company’s investments in its European affiliates were deemed to be impaired and their carrying values were adjusted to their appraised values. The carrying values of the Company’s other assets and liabilities approximated their fair value at November 30, 2002.

(g) Recently Issued Accounting Pronouncements:

June 2001, the FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. Under these new standards, all acquisitions subsequent to June 30, 2001 must be accounted for under the purchase method of accounting, and purchased goodwill is no longer amortized over its useful life. Rather, goodwill will be subject to a periodic impairment test based upon its fair value.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 establishes accounting standards for recognition and measurement of a liability for the costs of retiring an asset retirement obligation. Under SFAS 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises, and will be amortized to expenses over the life of the asset.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This pronouncement addresses financial accounting for the impairment or disposal of long-lived assets or discontinued operations.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which supercedes EITF No. 94-3, “Liability Recognition for Certain Employment Termination Benefits and Other Costs to Exit an Activity”. SFAS No. 146 requires companies to record liabilities for costs associated with exit or disposal activities. Adoption of this standard is effective for exit or disposal activities that are initiated after December 31, 2002. Management believes the adoption of these pronouncements will not have a material impact on the Company.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”. This statement amends SFAS 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. The Company has elected not to adopt the provisions of SFAS No. 148 and will account for its stock options under the intrinsic value recognition and measurement principles of APB No. 25 “Accounting for Stock Issued to Employees and Interpretations”. However, the Company will provide all newly required disclosures under SFAS No.123.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity that are entered into or modified after May 31, 2003. Management believes the adoption of this statement will not have a material impact on the Company.

(h) Income (Loss) Per Common Share:

The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”) which requires the disclosure of basic and diluted earnings per common share for all periods presented. Basic and diluted earnings per share are calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share also give effect to the dilutive effect of stock options and warrants (calculated based on the treasury stock method). The Company does not present diluted earnings per share, as the effect of potentially dilutive shares from stock is antidilutive. As a result, adoption of SFAS 128 has not affected the basic and diluted losses per common share reported in any period.

NOTE 3 - RELATED PARTY.

On August 9, 2002, the Company entered into two state revenue sharing agreements (“RSAs”) with CCEL. The Agreements have two financial components. The first component is the one-time, up-front payment for both Agreements that aggregated $3,000,000 of which $600,000 was paid in cash and 645,161 restricted shares of CCEL’s common stock, whose fair market value on the date of the transaction was $2,400,000. Although, both parties to the contracts agree that there is no obligation to repay the $3,000,000, the Company will reflect this transaction as prescribed by EITF No. 88-18 issued by the Financial Accounting Standards Board, as long-term liabilities in the accompanying financial statements. The second component is CCEL’s entitlement to $17.50 per stored specimen from the annual fee paid to the company by clients in New York and Illinois. There is a maximum amount of $875,000 that CCEL can receive in any one year. This is based on their $17.50 per stored specimen with a cap of 50,000 specimens, paid to the company by clients originating in the two states. When the annual storage fee payments for specimens are realized, the Company consistent with EITF No. 88-18, will treat these annual fee entitlements to CCEL as an interest expense.

Since there have not been revenues to date, the Company cannot reasonably calculate an appropriate period of time over which to estimate the total payments, and the Company has concluded that it is not currently practicable to estimate the projected cash flows under the RSAs. At present, the Company intends to defer the de-recognition of the liability, until such time as these amounts can be determined. During the periods when the Company defers the de-recognition of the liability, the payments during these periods will be treated in full as interest expense, which will be recognized as payments under the RSAs become due following the accrual method of accounting. In future periods, if a portion of the liability can be de-recognized the payments will be allocated between interest

NOTE 3 - RELATED PARTY. (Continued)

and amortization of the liability based on the Effective Interest Method. As cash is paid out to the other party during any period, the liability would be de-recognized based on the portion of the total anticipated payouts made during the period, employing the Effective Interest Method. That is, a portion of the payment would be recorded as interest expense, and the remainder would be treated as repayment of principal which would reduce the liability.

CCEL’s common shares are reflected in the accompanying financial statements as marketable securities available for sale. As prescribed by Financial Accounting Standards Board Statement No. 115, the change in the fair value of the marketable securities is reflected as comprehensive income (loss) and an adjustment to stockholders’ equity. At November 30, 2002, the fair value of the CCEL common stock was $1,187,096 and, accordingly, $1,212,904 was recorded as other comprehensive loss and a reduction to stockholders’ equity.

During fiscal 2001, CCEL made cash advances to the Company and/or paid for costs and expenses incurred by the Company of $20,986, which was outstanding at November 30, 2001. During the fiscal year ended November 30, 2002, CCEL paid for costs and expenses and/or made additional cash advances to the Company aggregating $22,685. The Company had not repaid any of these cash advances and accordingly, the balance of $43,671 is included in the amount of $773,171 owed to CCEL as reflected in the accompanying financial statements. $729,500 of the liability to CCEL at November 30, 2002 is for the liability the Company owes to CCEL for its federal income taxes. Although the Company, for financial statement purposes incurred a pre-tax loss of $781,714 for the year ended November 30, 2002, the Company’s taxable income for the same period is $3,000,000 higher because the entire proceeds from the revenue sharing agreements sales are currently taxable for state and federal income tax purposes resulting in a state income tax provision of $161,500 and a federal tax provision of $729,500. As the Company files a consolidated federal income tax return with its Parent Company, CCEL, the liability for its federal tax provision is owed to CCEL. The Company conducts business in Maryland, and under Maryland law, the Company is taxed at the subsidiary level and cannot benefit from consolidation with CCEL.

NOTE 4 - INVESTMENTS IN EUROPEAN AFFILIATES.

CRYO-CELL Europe N V:

In October 2001 the Company acquired a 1% interest in CRYO-CELL Europe N V (CRYOC) for $150,000. The Company charged operations $20,315 in fiscal 2002 to reflect its pro rata share of CRYOC’s operations. The Company had an independent appraisal performed in February 2003 to determine the fair market value of this investment. As a result of this appraisal, the Company determined that the value of its investment has been impaired. Accordingly, the Company has charged $36,206 to operations as an asset impairment.

CRYO-CELL Italia, S.r.l.:

The Company also acquired from CRYOC a 2.19% interest in CRYO-CELL Italia, S.r.l. (CC Italia) for $150,000 in 2001. The Company charged

NOTE 4 - INVESTMENTS IN EUROPEAN AFFILIATES. (Continued)

CRYO-CELL Italia, S.r.l.: (Continued)

operations $6,675 in fiscal 2002 to reflect its pro rata share of Italia’s operations. The Company had an independent appraisal performed in February 2003 to determine the fair market value of this investment. As a result of this appraisal, the Company determined that the value of its investment has been impaired by $99,825 which was originally charged to operations in 2002. In May 2003, a capital increase call for CC Italia did not receive a required 2/3 majority support from its shareholders and on June 17, 2003, CC Italia S.r.l. began liquidation proceedings. Accordingly, the Company has charged the remaining carrying value of $43,500 to operations in fiscal 2002 as an asset impairment.

In February 2002, the Italian Ministry of Health issued an ordinance restricting private cord blood collection. The statutory basis under Italian law for this action was Section 107 of the Regulation of Transfusion and Production of Blood Products, which requires that these activities be conducted by duly licensed organizations. In April and May 2002 petitions against the ordinance were brought by Italia and three mothers in separate actions. Italia and the mothers prevailed in all circumstances resulting in the court permitting the collection and export of the cord blood specimens. In January 2003, the Italian Ministry of Health extended the previously issued ordinance for an additional year. Draft blood product and banking legislation is currently pending in the Italian Parliament which includes a provision that expressly allows private cord blood banking activities within the country.

In July 2002, the Company was informed by a 51% shareholder of CC Italia that the shares of CC Italia that were purchased by the Company from CRYOC on August 29, 2001 have not yet been reflected on Italia’s register and under Italian law, the Company is not recognized as a shareholder. On October 18, 2002, the 51% shareholder informed the Company that it would assist the Company in making the share transfer. The Company has sent all appropriate documentation to CC Italia to meet the requirements of Italian law. The Company has received the original documents reflecting the Company’s ownership on CC Italia’s register.

NOTE 5 - ACCRUED EXPENSES.

Accrued expenses are comprised of the following:

	November 30,
	2002	2001
Payroll and payroll taxes payable	$3,580	$—
Professional fees	10,000	—
Interest	—	7,500

	$13,580	$7,500

NOTE 6 - INCOME TAXES.

The provision (benefit) for income taxes is as follows:

	November 30,
	2002	2001
Currently payable:
Federal	$729,500	$—
State and local	161,500	—

	891,000	—

Deferred:
Federal	—	—
State and local	—	—

	—	—

Total provision	$891,000	$—

A reconciliation of the actual tax provision to the expected statutory rate is as follows:

	For the Years Ended November 30,
	2002	%	2001	%
Loss before income taxes	$(781,714)		$(88,730)

Computed tax benefit at statutory rate	(265,800)	(34.0)	(30,200)	(34.0)
Net operating loss valuation reserve	(30,200)	(3.9)	30,200	34.0
State income tax provision	106,600	13.6	—	—
Timing difference between tax and financial treatment of revenue sharing agreements	1,020,000	130.5	—	—
Non-deductible loss in foreign affiliates	61,000	7.8	—	—
Other	(600)	—	—	—

Total provision for income taxes	$891,000	114.0	$—	—

The acquisition of two revenue sharing agreements in 2002 by the Company’s Parent is taxable for federal and State income tax purposes. For financial statement presentation, the transaction is reflected as a long-term obligation payable to CCEL as prescribed by EITF No. 88-18 issued by the Financial Accounting Standards Board. The effect of the two different accounting treatments was to increase the taxable income of the Company by $3,000,000 over the amount reflected in the financial statements. Any repayments of this liability in the future will be tax deductible for income tax purposes. The related tax benefit of $1,020,000 has been fully reserved as management is unable to determine that the benefit is more likely than not to be utilized. Additionally, the charge to operations for the impairment in the investment and its pro rata share of the earnings of the Company’s European affiliates aggregating $205,521 is not deductible for income tax purposes which also increased the Company’s taxable income for federal and State purposes.

The Company files a consolidated federal income tax return with its Parent Company. The Company’s $729,500 federal tax liability is payable to the Parent Company and is included in the accompanying financial statements as a portion of the $773,171 the Company owes its Parent at November 30, 2002. The liability for State income taxes at November 30, 2002 is $161,500.

At November 30, 2001, the Company had a net operating loss carryforward amounting to approximately $89,000 available to reduce future taxable income, which expires on the year 2021. Management at November 30, 2001 was unable to determine if the utilization of the future tax benefit was more likely than not and accordingly, the asset had been fully reserved.

NOTE 7 - AGREEMENTS.

In August 9, 2002, the Company entered into two state RSAs with CCEL. The Agreements have two financial components. The first component is the one-time, up-front payment for both Agreements that aggregated $3,000,000 of which $600,000 was paid in cash and 645,161 restricted shares of CCEL’s common stock, whose fair market value on the date of the transaction was $2,400,000. Although, both parties to the contracts agree that there is no obligation to repay the $3,000.000, the Company will reflect this transaction as prescribed by EITF No. 88-18 issued by the Financial Accounting Standards Board, as long-term liabilities in the accompanying financial statements. The second component is CCEL’s entitlement to $17.50 per stored specimen from the annual fee paid to the company by clients in New York and Illinois. There is a maximum amount of $875,000 that CCEL can receive in any one year. This is based on their $17.50 per stored specimen with a cap of 50,000 specimens, paid to the company by clients originating in the two states. When the annual storage fee payments for specimens are realized, the Company consistent with EITF No. 88-18, will treat these annual fee entitlements to CCEL as an interest expense.

Since there have not been revenues to date, the Company cannot reasonably calculate an appropriate period of time over which to estimate the total payments required under the terms of the RSA, and the Company has concluded that it is not currently practicable to estimate the projected cash flows under the RSAs. At present, the Company intends to defer the de-recognition of the liability, until such time as these amounts can be determined. During the periods when the Company defers the de-recognition of the liability, the payments during these periods will be treated in full as interest expense, which will be recognized as payments under the RSAs become due following the accrual method of accounting. In future periods, if a portion of the liability can be de-recognized the payments will be allocated between interest and amortization of the liability based on the Effective Interest Method. As cash is paid out to the other party during any period, the liability would be de-recognized based on the portion of the total anticipated payouts made during the period employing the Effective Interest Method. That is, a portion of the payment would be recorded as interest expense, and the remainder would be treated as repayment of principal which would reduce the liability.

NOTE 7 - AGREEMENTS. (Continued)

In May 2003, SCPT entered into a $2 million Revenue Sharing Agreement with a third party for the State of California and received a non-refundable deposit of $50,000. Currently, the third party is in default due to the non-payment of three required installment payments totaling $450,000. As a result, CCEL reversed all prior entries associated with the RSA in its consolidated financial statements for the quarter ended August 31, 2003. This resulted in the recognition by SCPT of the $50,000 non-refundable initial payment as other income in that quarter. The Revenue Sharing Agreement includes an arbitration clause. The Company has commenced negotiations to resolve this matter. If the negotiations or arbitration are not successful, the impact could have a material effect on the Company’s cash flows and financial condition.

NOTE 8 - COMMON STOCK.

CCEL initially purchased 100% of the authorized shares of the Company for $500, or 10,000 common shares with a par value of $0.01. On August 20, 2001 the Company amended the certificate of incorporation. The Company increased the number of shares authorized to 2,000,000 preferred shares having a par value of $0.0001 and 25,000,000 common shares with a par value of $0.0001. The Board of Directors of Cryo-Cell International, Inc. declared a dividend payable in shares of the Company’s common stock on July 25, 2001. The Company’s shareholders are to receive three (3) shares of the Company’s common stock for every four (4) shares of CCEL’s common stock the Company’s shareholders own as of record on August 31, 2001. An independent appraisal valued the Company as of August 31, 2001 at $62,500 or less than $0.01 per share, as adjusted, for the September 2001 forward split of 1,350 to 1. The Board of Directors of CCEL on August 21, 2001 reserved 1,000,000 of the Company’s common shares (as adjusted for the September 2001 forward split) that CCEL would own after the dividend is paid for the purpose of incentives for the recruiting of and rewarding of key Company executives. The Company cancelled and retired these shares. As of November 30, 2001, three officers and directors of the Company had received stock grants of 25,000 common shares each under this plan and 925,000 common shares are available for future issuance. The fair value of the shares granted was $1,500, of which $25 was received in 2001 and the balance of the stock subscriptions receivable was received by February 28, 2002.

CCEL’s Board on August 29, 2001 granted options to purchase an aggregate of 850,000 common shares of the Company at $0.02 per share to four officers of CCEL. The grant price was in excess of the fair value of the shares at the date of grant. Three of the officers exercised their options for 805,000 common shares and at November 30, 2001, an option to CCEL’s former President was not exercised. The Board of Directors of CCEL also authorized the issuance of 195,000 shares of its common stock of the Company to Saneron CCEL Therapeutics, Inc.

In July 2001, the Company entered into a financing agreement with Financial Holdings and Investments Corp. (FHIC) whereby the Company borrowed $500,000 of which $467,000 has been received as of November 30, 2001 as evidenced by an 8% interest bearing note payable no later than thirteen months from the date of the note provided the Company shall repay $300,000 of the principal if and when the Company realizes $1,500,000 from the sale of its securities. FHIC’s subsidiary is the placement agent for the sale of the Company’s securities. The Company agreed to issue FHIC 250,000 (as per May 22, 2002 amendment below shares reduced to 150,000) of its common shares, as adjusted for the September 2001 forward split, as additional compensation. The Company’s counsel also received 45,000 common shares for its legal services. Both issuances of shares were valued at their fair value of $3,400 and reflected in the accompanying financial statements as deferred financing costs. The Company used $300,000 of the proceeds received as payment for its investments in Cryo-Cell Europe NV and Cryo-Cell Italia, S.r.l. Of the 12,870,000 issued and outstanding common shares of the Company at November 30, 2001, CCEL owned 11,500,000 (89.4%) shares. Upon the payment of the dividend, the CCEL will own approximately 3,200,000 (24.9%) shares of the Company.

On November 1, 2001, the Company offered for sale 1,250,000 shares of its common stock at $2.00 per share in a private placement offering through a placement agent, Newbridge Securities Corporation – a subsidiary of FHIC. The placement agent is to receive a commission of 10% of the gross proceeds from the offering and a non-accountable expense reimbursement of 3% of the gross sale proceeds. The Placement Agent originally was to receive warrants to acquire 25,900 common shares exercisable at $2.20 per share. As per the May 22, 2002 debt conversion agreement (See below), the warrant issuance was cancelled in exchange for the issuance of 22,500 common shares. The number of shares purchasable under these warrants is equal to 10% of the shares sold under the private offering. The number of shares sold under the offering may be increased to 2,500,000. The offering period originally terminated on December 31, 2001 but was extended until February 28, 2002. By the closing of the offering on February 28, 2002, accredited investors subscribed for 259,000 common shares at $2.00 per share for a total of $518,000 ($207,060 was received by February 28, 2002 and $243,600 of stock subscriptions receivable was received in March 2002). Offering costs amounted to $121,170 of which $67,340 was deducted from the proceeds, $33,000 was paid in the three months ended February 28, 2002 and $20,830 was deferred at November 30, 2001.

On August 9, 2002 the Board of Directors of CCEL authorized 2,000,000 shares of the Company’s common stock of the 11,500,000 common shares CCEL then owned to be reserved for issuance to individuals for the purpose of incentives for the recruiting of and rewarding key Company employees. Prior to the authorization, CCEL owned 86.6% and after 84.2% of the Company. In October 2002 CCEL’s board of directors rescinded the August 9, 2002 resolution, which reserved the 2,000,000 shares of CCEL owned Company common stock.

On May 22, 2002, FHIC agreed to convert the $500,000 note and accrued interest thereon into 250,000 shares of the Company’s common stock and was paid an incentive fee of $20,000 to convert the note into the common shares. The conversion agreement also required FHIC to reduce the 250,000 shares of the Company’s common stock received as additional compensation under the original terms of the July 2001 financing agreement to 150,000 shares in full satisfaction.

NOTE 9 - STOCK OPTIONS.

In August 2001, the Company’s parent cancelled and retired 1,000,000 common shares of the Company it owned and reserved these shares for issuance to key executives of the Company. In August 2001, three officers and directors each received options to acquire 25,000 common shares at $0.02 per share. Three grantees immediately exercised their options. The fair value of the shares granted was $1,500, of which $25 was received in 2001 and the balance was received in 2002. At November 30, 2002 and 2001, 925,000 common shares were eligible for future issuance.

In September 2002, the Company’s Board of Directors issued options to acquire an aggregate of 840,000 shares of the Company’s common stock at $2.00 per share to two officers, two employees and three independent directors of the Company. The officer and employee options vested 25% on the effective grant date and the balance equally over the next three years. The directors’ options vested immediately. The Board also authorized the issuance of up to 250,000 additional options at $2.00 per share, in the aggregate, to three potential new employees.

In November 2002, a majority of the Company’s stockholders ratified the Company’s “2002 Stock Option and Equity Compensation Plan”. The Plan provides for the issuance of up to 2,500,000 shares of common stock as grants, incentive stock options, and non-qualified stock options to key employees, directors and consultants. The Board will determine to whom and under what terms options and grants are issued. The issuance of incentive stock options will be at exercise prices that are not less than 100% of the fair market value of the common stock at the time granted except for holders of 10% or more of the Company’s common stock whose exercise price will be equal to or greater than 110% of the fair market value of the common stock at the rate of grant. The Board may issue non-qualified stock options at exercise prices not less than 75% of the fair market of the common stock at grant date. For all options, the exercise price may be paid by cash or, with Board approval, by delivery of shares or by a combination of shares and cash. At November 30, 2002, no options or grants were issued under the Plan.

Presented below is a summary of the status of all options and related transactions for the year ended November 30, 2002 and 2001:

	For the Year Ended November 30,
	2002		2001
	Share	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at beginning of year	—	$—	—	$—
Granted	840,000	2.00	75,000	.02
Exercised	—	—	(75,000)	(.02)

Options outstanding at end of year	840,000	$2.00	—	$—

NOTE 9 - STOCK OPTIONS. (Continued)

The Company accounts for the issuance of stock options and officers, employees and directors in performance of their duties under APB No. 25 for issuances of stock options to new employees. The Company accounts for these issuances under SFAS No. 123 “Accounting for Stock Based Compensation”.

As the exercise price of all options granted was equal to or above the fair market value of the underlying common stock on the date of grant, no stock-based compensation was charged to operations. The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, as amended, to options granted. For purposes of this pro-forma disclosure, the value of the options is estimated using the Black-Scholes option pricing model with the following weighted average assumptions: Expected dividend yield of 0%; expected volatility of 350%, risk-free interest rate of 5%; and expected option life of 3 years.

	For the Year Ended November 30,
	2002	2001
Net loss as reported	$(2,912,608)	$(88,730)

Pro-forma net loss	$(3,229,769)	$(88,730)

Shares - basic and diluted	13,138,849	12,614,250

Loss per share as reported	$(0.22)	$(0.01)

Loss per share - pro-forma	$(0.26)	$(0.01)

NOTE 10 - COMMITMENTS AND CONTINGENCIES.

Leases:

The Company presently leases administrative office space on a six month basis in Rockville, MD. Rent expense charged to operations was $20,350 for the year ended November 30, 2002. The Company did not incur any rent expense in fiscal 2001.

STEM CELL PRESERVATION TECHNOLOGY, INC.

(A Development Stage Company)

Balance Sheets

Unaudited

	August 31, 2003	August 31, 2002
A S S E T S
Current assets:
Cash and cash equivalents	$66,055	$848,024
Prepaid expenses and other current assets	16,250	12,359

Total current assets	82,305	860,383

Property and equipment, net of accumulated Depreciation of $1,831 and $990, respectively	1,533	5,612

Other assets:
Security deposit	4,772	4,772
Investment in Cryo-Cell International, Inc.	419,355	2,161,773
Investment in European affiliates	93,479	285,000

Total other assets	517,606	2,451,545

	$601,444	$3,317,540

LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
Current liabilities:
Accounts payable, accrued expenses and interest	$25,512	$22,324
Local income taxes payable	—	194,000
Notes payable to Shareholder	100,000	—
Due to Cryo-Cell International, Inc.	773,171	848,571

Total current liabilities	898,683	1,064,895

Long-term liabilities:
Revenue Sharing Agreements	3,000,000	3,000,000

Total Liabilities	3,898,683	4,064,895

Stockholders’ capital deficiency:
Preferred stock, $.0001 par value Authorized and unissued 2,000,000 shares
Common stock, $.0001 par value
Authorized - 25,000,000 shares Issued and outstanding - 13,301,500 shares at August 31, 2003 and 13,279,000 shares at August 31, 2002, respectively	1,330	1,328
Additional paid-in capital	934,600	939,602
Stock subscriptions receivable	—	(5,000)
Accumulated comprehensive loss	(1,980,646)	(238,227)
Deficit accumulated in the development stage	(2,252,523)	(1,445,058)

Total stockholders’ capital deficiency	(3,297,239)	(747,355)

	$601,444	$3,317,540

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Unaudited		Cumulative From December 1, 1999 To August 31, 2003
	For the nine months ended
	August 31, 2003	August 31, 2002
	Unaudited	Unaudited	Unaudited
Revenue	$—	$—	$—

Expenses:
Marketing, general and administrative	515,732	326,488	1,180,600
Interest	—	19,840	28,590
Impairment of assets	—	—	179,531

Total expenses	515,732	346,328	1,388,721

Other income
Revenue Sharing Agreement	50,000	—	50,000

Loss before interest income and provision for income taxes	(465,732)	(346,328)	(1,338,721)
Interest income	1,643	—	4,188

Loss before provision for income taxes	(464,089)	(346,328)	(1,334,533)
Provision for income taxes	—	995,000	891,000

Loss before equity in earnings of affiliates	(464,089)	(1,341,328)	(2,225,523)
Equity in earnings of affiliates	—	(15,000)	26,990)

Net loss	(464,089)	(1,356,328)	$(2,252,524)

Per share data:
Loss per share - basic and diluted	$(0.03)	$(0.10)

Weighted average number of shares outstanding - basic and diluted	13,301,500	13,097,111

Comprehensive loss:
Net loss	(464,089)	(1,356,328)
Other comprehensive loss – unrealized loss on marketable securities	(767,742)	(238,227)

Comprehensive loss	$(1,231,831)	$(1,594,555)

Per share data:
Loss per share - basic and diluted	$(0.09)	$(0.12)

Weighted average number of shares outstanding - basic and diluted	13,301,500	13,097,111

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	For the nine months ended		Cumulative From December 1, 1999 To August 31, 2003
	August 31, 2003	2002
	Unaudited	Unaudited	Unaudited
Cash flows from operating activities:
Net loss	$(464,089)	$(1,356,328)	$(2,252,523)

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	504	990	1,830
Equity in earnings of affiliates	—	15,000	26,990
Impairment of assets	—	—	179,531
Issuance of common stock for in
Issuance of common stock for interest And services rendered with respect to the private placement	—	26,500	29,900
Increase in cash flows as a result of changes in asset and liability account balances:
Prepaid expense and other current assets	(11,327)	(12,359)	(16,250)
Local income taxes payable	(161,500)	—	—
Accrued expenses and interest	11,932	208,824	25,512

Total adjustments	(160,391)	238,955	247,513

Net cash used in operating activities	(624,480)	(1,117,373)	(2,005,010)

Cash flows from investing activities:
Purchases of property and equipment	—	(4,867)	(3,364)
Investment in European affiliates	—	—	(300,000)
Security deposit	—	(4,772)	(4,772)

Net cash used in investing activities	—	(9,639)	(308,136)

Cash flows from financing activities:
Proceeds from notes payable to Shareholder	100,000	—	100,000
Due to Cryo-Cell International, Inc.	—	823,685	769,271
Proceeds from long-term obligations - revenue sharing agreements	—	600,000	600,000
Private placement offering costs	—	(33,000)	(57,580)
Private placement financing costs		3,750	3,750
Net proceeds from sale of common stock through private placement	—	445,660	445,660
Stock subscription received	—	1,475	1,475
Sales of common stock	—	—	16,625
Note payable - investment bank	—	33,000	500,000

Net cash provided by financing activities	100,000	1,874,570	2,382,951

Net increase in cash and cash equivalents	(524,480)	747,558	66,055
Cash and cash equivalents at beginning of year	590,535	100,466	—

Cash and cash equivalents at end of year	$66,055	$848,024	$66,055

Supplemental Disclosures of Cash Flow Information Cash paid during the periods for:
Interest	$—	$9,000	$9,000

Supplemental Schedules of Non-Cash Investing and Financing Activities:
Deferred private placement offering costs	$—	$80,340	$80,340

Issuance of common stock for notes payable	$—	$50,000	$50,000

Exchange of revenue sharing agreements for marketable securities	$—	$2,400,000	$2,400,000

STEM CELL PRESERVATION TECHNOLOGIES, INC.

(A Development Stage Company)

Statement of Stockholders’ Capital Deficiency

For the Two years Ended November 30, 2002 and the Nine Month Period Ended August 31, 2003

Unaudited

			Additional Paid-In Capital	Stock Subscriptions Receivable	Accumulated Comprehensive Income or (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Capital Deficiency)
	Common Stock
	Shares	Amount
Balance at November 30, 2001	12,870,000	$1,287	$20,213	$(1,475)	—	(88,730)	(68,705)
Shares issued through private placement, net of deferred offering costs of $121,170 (Unaudited)	259,000	26	396,804	—	—	—	396,830
Subscriptions receivable	—	—	—	(3,525)	—	—	(3,525)
Note payable conversion to common stock	150,000	15	522,585	—	—	—	522,600
Proceeds from revenue sharing agreement	—	—	3,000,000	—	—	—	3,000,000
Net loss	—	—	—	—	(238,227)	(1,356,328)	(1,594,555)

Balance at August 31, 2002	13,279,000	$1,328	$3,939,602	$(5,000)	$(238,227)	(1,445,058)	2,252,645

Note payable conversion to common stock	22,500	2	(5,002)	—	—	—	(5,000)
Reclassification of revenue sharing agreement			(3,000,000)				(3,000,000)
Subscriptions receivable	—	—	—	5,000	—	—	5,000
Decrease in value of marketable securities	—	—	—	—	(974,677)	—	(974,677)
Net loss	—	—	—	—	—	(343,376)	(343,376)

Balance at November 30, 2002	13,301,500	$1,330	$934,600	$—	$(1,212,904)	$(1,788,434)	$(2,065,408)

Decrease in value of marketable securities	—	—	—	—	(767,742)	—	(767,742)
Net loss	—	—	—	—	—	(464,089)	(464,089)

Balance at August 31, 2003	13,301,500	$1,330	$934,600	$—	$(1,980,646)	$(2,252,523)	$(3,297,239)

Stem Cell Preservation Technologies, Inc.

Notes to Financial Statements

for the nine month period ended August 31, 2003

Organization

Stem Cell Preservation Technologies, Inc. (the “Company” and “SCPT”) was incorporated in Delaware on December 14, 1993 as CCEL Expension Technologies, Inc. and was inactive. On January 26, 1994 the Company changed its named to CCEL Expansion Technologies, Inc. and on August 21, 2001 changed the name to its present form. Until June 1, 2001 the Company was inactive when it began devoting all its efforts to establishing the Company as a development stage sales and marketing company, which facilitates the collection and cryopreservation of adult stem cells. The Company will utilize storage facilities developed and operated by its parent company, Cryo-Cell International, Inc. (CCEL) which owned 86.6% of the capital stock of the Company at August 31, 2003.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained losses since inception as a development stage company of 2,252,523 through August 31, 2003. The accompanying financial statements reflect a working capital deficiency of $816,378 and a stockholders’ capital deficiency of 3,297,239 at August 31, 2003.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s efforts have been directed toward the development and implementation of a plan to generate revenues to cover its present and future costs and expenses. The Company’s source of funds has been the proceeds from the sale of revenue sharing agreements to its majority stockholder, the sale of its common stock, its lines of credit and loans, and additional investments from affiliates.

Since the Company has not generated any revenues to date and management does not believe the Company will generate sufficiently substantial adult stem cell storage revenues in an amount necessary to meet its cash needs for the next twelve months, management believes the Company will need additional financing to continue to operate. Towards that end management is presently (1) negotiating a long-term repayment agreement for the $773,171 current liability payable to the parent company, Cryo-Cell International, Inc. (CCEL) as at August 31, 2003, and (2) negotiating with CCEL to reimburse SCPT for all direct costs necessary to spin out SCPT from CCEL and (3) offering for sale revenue sharing agreements similar to the agreements sold to CCEL in August 2002.

Management believes that the above strategy will be adequate for the Company to meet its cash needs through February 2005 at which time management expects its revenues to be sufficient to meet its costs and expenses and to pay its obligations as they become due.

Current Assets

As of August 31, 2003, current assets consist of cash and cash equivalents of $66,055 and prepaid directors and officers insurance of $16,250.

Other Assets

Investment in CRYO-CELL International, Inc. (CCEL)

On August 9, 2002, the Company entered into two state Revenue Sharing Agreements (“RSAs”) with CCEL. The Agreements have two financial components. The first component is the one-time, up-front payment for both Agreements that aggregated $3,000,000 of which $600,000 was paid in cash, and $2,400,000 was paid in 645,161 restricted shares of CCEL’s common stock, at fair market value on the date of the transaction. As of August 31, 2003, the investment in CCEL at market value was $325,876 representing $0.51 per share of CCEL. For the nine month period ended August 31, 2003, the value of the CCEL common stock had decreased $767,942.

Investment in CRYO-CELL Europe N V:

In October 2001 the Company acquired a 1% interest in CRYO-CELL Europe N.V. (“CRYOC”) for $150,000. The Company charged operations $44,333 in previous fiscal years to reflect its pro rata share of CRYOC’s operations. The Company had an independent appraisal performed in February 2003 to determine the fair market value of this investment, and as a result, the investment was written down to $93,479 during the fiscal year ended November 30, 2002. As of August 31, 2003, no further information is available on the valuation of CRYOC and therefore no further adjustment has been recorded.

Current Liabilities

Current liabilities consist of accounts payable of $25,512, a $100,000 note payable to the Chief Executive Officer of SCPT, and an inter-company payable to SCPT’s parent company, CCEL of $773,171.

The note payable to the CEO is payable on September 5, 2004 and bears an interest rate of 5%. The note is collateralized by 345,161 shares of CCEL restricted common shares owned by the Company. The Company has not yet agreed on repayment terms of the inter-company payable.

Long Term Liabilities

The Revenue Sharing Agreements with CCEL of $3,000,000 is described above. Although, both parties to the contracts agree that there is no obligation to repay the $3,000,000, the Company has reflected this transaction as prescribed by Emerging Issues Task Force Statement No. 88-18 issued by the Financial Accounting Standards Board, as long-term liabilities in the accompanying financial statements.

Since there have not been revenues to date, the Company cannot reasonably calculate an appropriate period of time over which to estimate the total payments, and the Company has concluded that it is not currently practicable to estimate the projected cash flows under the RSAs. At present, the Company intends to defer the de-recognition of the liability, until such time as these amounts can be determined. During the periods when the Company defers the de-recognition of the liability, the payments during these periods will be treated in full as interest expense, which will be recognized as payments under the RSAs become due following the accrual method of accounting. In future periods, if a portion of the liability can be de-recognized the payments will be allocated between interest and amortization of the liability based on the Effective Interest Method. As cash is paid out to the other party during any period, the liability would be de-recognized based on the portion of the total anticipated payouts made during the period, employing the Effective Interest Method. That is, a portion of the payment would be recorded as interest expense, and the remainder would be treated as repayment of principal which would reduce the liability.

Loss from Operations

For the nine month period ended August 31, 2003, the Company had zero revenues, and marketing, general and administrative expenses of $515,732 and interest income of $1,643 resulting in a net loss for the period of $464,089, which added to the cumulative loss since inception (December 1, 1999) of $2,252,523.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until                     , 2004 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

8,273,647 SHARES

STEM CELL

COMMON STOCK

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Our Certificate of Incorporation and the By-Laws provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware; or for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended may be permitted to directors, officers and controlling persons of Stem Cell pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, Stem Cell has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities made hereby. Stem Cell is responsible for the payment of all expenses in connection with the distribution.

Registration fee under	$1,522.35	*
Blue Sky filing fees and expenses	1,000	*
Printing and engraving expenses	10,000	*
Legal fees and expenses	25,000	*
Accounting fees and expenses	15,000	*
Miscellaneous	1,000	*

Total	$53,522.35

*	Estimated

ITEM 26 RECENT SALES OF UNREGISTERED SECURITIES.

In June 2001, Stem Cell issued 10,000 shares of its common stock to CRYO-CELL International, its parent company, for a nominal consideration as part of the organization of Stem Cell. CRYO-CELL International was an accredited investor. The transaction was exempt under Section 4(2) of the Securities Act of 1933, as amended. Thereafter, in preparation for the spin off of the shares covered by this Registration Statement to the shareholders of CRYO-CELL International, Stem Cell undertook a forward split of 1,350 for each share of common stock of Stem Cell. After the forward stock split, CRYO-CELL International owned 13,500,000 shares.

In August and September 2001, Stem Cell sold an aggregate of 45,000 shares of common stock at $0.02 per share in connection with professional legal services provided by Adorno & Yoss, P.A. Inasmuch as the law firm is an accredited investor, and had sufficient financial resources and the ability to ascertain appropriate information relevant to Stem Cell, the transaction was exempt from registration under Section 4(2) of the Securities Act and/or the rules and regulations thereunder.

In August 2001, Stem Cell issued 75,000 shares of common stock at $0.02 per share to Ronald B. Richard (our C.E.O., President and Director), Mercedes Walton (director) and Charles Nyberg (director), each an affiliate of the Company. In total 225,000 shares of common stock were issued in consideration for $4,500. Inasmuch as each of the members of management were sophisticated and had access to relevant information concerning Stem Cell, the transaction was exempt from registration under Section 4(2) of the Securities Act.

In August 2001, Stem Cell issued a $500,000 principal amount promissory note to Financial Holdings and Investments Corp. in consideration of $500,000 in cash. The promissory note was convertible into shares of our common stock at $2.00 per share. As an inducement to enter into the financing transaction Stem Cell agreed to issue Financial Holdings and Investments Corp. 250,000 shares of common stock. In May 2002, the entity investor converted the promissory note into 250,000 shares of our common stock at $2.00 per share, and agreed to reduce the number of shares of common stock payable as an inducement to enter into the financing transaction to 150,000 shares of common stock. The investor (a) had a pre-existing relationship with us; (b) had access to business and financial information concerning us; (c) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering; (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment; and (e) represented that it was acquiring the securities for investment purposes only and not with a view toward distribution. Therefore, the investor was “sophisticated” within the meaning of Federal securities laws. The certificates evidencing the shares which were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Securities Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

Between November 1, 2001 and February 28, 2002, Stem Cell issued an aggregate of 259,000 shares of common stock, for an aggregate purchase price of $518,000. These securities were sold to the following 28 investors, each of whom we had reasonable grounds to believe was an accredited investor: Ace Realty, Inc., David H. Vogel, Scott L. Zager, Charles P. Strogen, Hans R. Stuber, Susan Z. McNamara, Patrick J. Brewer, Peter Beck, Jack W. & Wava L. Grantham, George Jesse Oakey, George MacLaughlan, Lighting Affiliates Ltd., Laser Exhibitor Service, Santiago Gomez, Timothy A. Madsen, R. Jay Cook, Edward Culver Kidd III, Joseph Tadeo, Arthur Klowden, Terrie L. Haddan, James A.

Meffley Trust, Marilyn Hochman, Dowling Bowman, Jeffrey S. Timper, Lesley Parente, Pacific Mortgage, Charles Strogen, and Leroy Lengacher. Each of the investors:

(a) had access to business and financial information concerning us;

(b) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering;

(c) represented that it was acquiring the securities for investment purposes only and not with a view toward distribution or resale except in compliance with applicable securities laws; and

(d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Furthermore, each investor represented that they were an accredited investor within the meaning of Federal securities laws. In connection with this transaction, we paid $121,170 and issued 22,500 shares of common stock as compensation to the placement agent. In addition, the certificates evidencing all of the shares which were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Securities Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

ITEM 27. EXHIBITS.

EXHIBITS	DESCRIPTION OF DOCUMENT

3.1	Certificate of Incorporation of CCEL Expension Technologies, Inc.(1)

3.2	Certificate of Correction of Certificate of Incorporation of CCEL Expension Technologies, Inc.(1)

3.3	Amended and Restated Certificate of Incorporation of CCEL Expansion Technologies, Inc.(1)

3.4	Certificate of Amendment to the Certificate of Incorporation of Stem Cell Preservation Technologies, Inc.(1)

3.5	By-Laws of Stem Cell Preservation Technologies, Inc.(1)

5.0	Opinion of Adorno & Yoss, P.A. (formerly known as Atlas Pearlman P.A.) as to the validity of the securities being registered (3)

10.1	Agreement between CRYO-CELL International, Inc. and Stem Cell Preservation Technologies, Inc.(1)

10.2	Secondary Storage Agreement between Registrant and Safti-Cell, Inc.(2)

10.3	Revenue Sharing Agreement between Stem Cell Preservation Technologies, Inc. and CRYO-CELL International, Inc., dated October 3, 2002. (2)

10.4	Stem Cell Preservation Technologies, Inc. 2002 Stock Option and Equity Compensation Plan.(2)

23.1	Consent of Weinick, Sanders, Leventhal & Co., LLP (3)

23.2	Consent of Adorno & Yoss, P.A. (formerly know as Atlas Pearlman P.A.) is included in Exhibit 5(3)

(1)	Included in Registrants Form SB-2, filed on June 3, 2002.
(2)	Included in Registrants Amendment No. 1 to Form SB-2 filed on November 26, 2002.
(3)	Included herewith.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Pre Effective Amendment No. 3 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 12, 2004.

STEM CELL PRESERVATION TECHNOLOGIES, INC.

By: /s/ Daniel D. Richard
Daniel D. Richard
Co-Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre Effective Amendment No. 3 to the Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated

SIGNATURE	TITLE	DATE
/s/ Daniel D. Richard Daniel D. Richard	Co-Chairman of the Board and Chief Executive Officer	January 22, 2004

/s/ Manfred Scholz Manfred Scholz	President Chief Operating Officer and Director	January 22, 2004

/s/ Thomas P. Russo Thomas P. Russo	Chief Financial Officer and Vice President	January 22, 2004

/s/ Fred Fitzsimmons Fred Fitzsimmons	Co-Chairman of the Board	January 22, 2004

/s/ Joseph Knauer Joseph Knauer	Director	January 22, 2004

/s/ Michael T. Starr Michael T. Starr	Director	January 22, 2004